AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 28, 2007
REGISTRATION NO.333-137083

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3 TO FORM SB-2
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

CAMINOSOFT CORP.
(Exact name of Small Business Issuer in its charter)

CALIFORNIA (State or other jurisdiction of incorporation or organization)	7372 (Primary Standard Industrial Classification Code Number)	95-3880130 (I.R.S. employer identification number)

600 Hampshire Road, Suite 105 Westlake Village, CA 91361 (805) 370-3100 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)	600 Hampshire Road, Suite 105 Westlake Village, CA 91361 (Address of Principal Place of Business or Intended Principal Place of Business)

STEPHEN CROSSON
Chief Financial Officer
600 Hampshire Road, Suite 105
Westlake Village, California 91361
(805) 370-3100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPIES TO:
DAVID L. FICKSMAN, ESQ.
TROY & GOULD PROFESSIONAL CORPORATION
1801 CENTURY PARK EAST, 16TH FLOOR
LOS ANGELES, CA. 90067
(310) 789-1290

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: FROM TIME TO TIME AFTER THE
EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

 If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

 If this Form is filed to register additional securities for an offering pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

 If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

 If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered(1)	Amount To Be Registered	Proposed Maximum Offering Price Per Unit		Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock	697,674	$0.40	(1)	$279,070	$29.86	(3)
Common Stock Underlying Warrants	150,000	$0.40	(2)	$60,000	$6.42	(3)

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”).

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(g) under the Securities Act.

(3) Amount was previously paid to the SEC on July 28, 2006.

COMPANY HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL COMPANY SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED February  27 , 2007

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

847,674 SHARES
CAMINOSOFT CORP.
COMMON STOCK

This prospectus relates to the offer of up to 847,674 shares of the common stock of CaminoSoft Corp. by selling shareholders. Up to 697,674 shares of our common stock and up to 150,000 shares underlying warrants to purchase common stock are being offered by the selling shareholders named in this prospectus. We will not receive proceeds from the sale of our outstanding shares by the selling shareholders. The warrants to purchase up to 150,000 shares are exercisable at $0.86 per share (subject to adjustment). If the warrants are exercised in full we will receive $129,000 from such exercise. The selling shareholders may sell the shares at fixed prices, prevailing market prices at the time of sale, varying prices determined at the time of sale or at negotiated prices.

Our common stock trades on the Over-The-Counter Bulletin Board or OTCBB under the symbol “CMSF”. The last reported closing bid price for our common stock on February 16, 2007 was $0.26 per share.

INVESTMENT IN THE COMMON STOCK OFFERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. YOU MAY LOSE YOUR ENTIRE INVESTMENT. CONSIDER CAREFULLY THE “RISK FACTORS” BEGINNING ON PAGE 2 OF THIS PROSPECTUS BEFORE INVESTING.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February     , 2007.

You should rely only on the information contained in this prospectus. We have not, and the selling shareholders have not, authorized anyone to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not, and the selling shareholders are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
RISK FACTORS	1
FORWARD LOOKING STATEMENTS	6
USE OF PROCEEDS	6
MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS	7
THE FUSION TRANSACTION	9
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION	9
BUSINESS	18
LEGAL PROCEEDINGS	24
MANAGEMENT	25
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	30
DESCRIPTION OF SECURITIES	32
SHARES ELIGIBLE FOR FUTURE SALE	32
SELLING SHAREHOLDERS	33
PLAN OF DISTRIBUTION	35
LEGAL MATTERS	36
EXPERTS	37
WHERE YOU CAN FIND ADDITIONAL INFORMATION	37
FINANCIAL STATEMENTS	F-1

i

PROSPECTUS SUMMARY

This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the more detailed information regarding our company, the risks of purchasing our common stock discussed under “risk factors,” and our financial statements and the accompanying notes.

Business Overview

CaminoSoft Corp. was organized in 1983. We are a developer and manufacturer of software solutions that store, manage, and safeguard large quantities of data created in business and application settings. Our software for Microsoft Windows 2000 and 2003 and Novell NetWare environments enable organizations to maximize storage resources, reduce backup and recovery time, and control file retention. Our products and solutions are available worldwide through commercial distributors, value-added resellers, and systems integrators.

The Offering

Pursuant to a Renewal and Modification Agreement dated as of February 21, 2006 (the “Modification Agreement”) among BFS US Special Opportunities Trust PLC (“BFS”), Renaissance Capital Growth & Income Fund III (“Renn III”) and Renaissance US Growth Investment Trust PLC (“RUSGIT”) (collectively the “Lenders”), on the one hand, and our company, on the other hand, the Lenders agreed to extend the maturity date of the Secured Subordinated Promissory Note dated July 19, 2004 in the amount of $250,000 payable to the order of Renn III, the Secured Subordinated Promissory Note dated July 19, 2004 in the amount of $250,000 payable to the order of RUSGIT, and the Secured Subordinated Promissory Note dated July 19, 2004 in the amount of $250,000 payable to the order of BFS (collectively the “Notes”) from July 19, 2006 to January 19, 2008. In consideration of such extension, we agreed to grant to each Lender a five-year warrant (the “Warrant”) to purchase 50,000 shares of our Common Stock at an exercise price of $.86 per share (subject to adjustment). Pursuant to a Stock Purchase Agreement dated as of February 21, 2006 among our company, The Frost National Bank FBO Renaissance US Growth Investment Trust PLC, a public limited company registered in England and Wales, Trust No. W00740100, The Frost National Bank, FBO BFS US Special Opportunities Trust PLC, a public limited company registered in England and Wales, Trust No.W00118000 (collectively, the “Purchasers”), and RENN Capital Group, Inc., a Texas corporation, solely as agent for the Purchasers and not on its own behalf, we issued to the Purchasers an aggregate of 697,674 shares of CaminoSoft Common Stock. The 697,674 shares which were purchased and the 150,000 shares issuable upon exercise of the warrants are being offered in this prospectus.

Executive Offices

Our executive offices are located at 600 Hampshire Road, Suite 105, Westlake Village, CA 91361. Our telephone number is (805) 370-3100 and our website is www.caminosoft.com. The information on our website is not part of this prospectus.

RISK FACTORS

Please consider the following risk factors together with the other information presented in this prospectus, including the financial statements and the notes thereto, before investing in our common stock. The trading price of our common stock could decline due to any of the following risks, and you might lose all or part of your investment.

Risks Associated with our Business

We have yet to establish any history of profitable operations.

We have yet to establish any history of profitable operations. We have incurred annual operating losses of $1,943,716 and $507,708, for fiscal years 2004 and 2005, respectively. During the year ended September 30, 2006 we incurred an operating loss of $1,072,383. As a result, at September 30, 2006 we had an accumulated deficit of $21,537,643. During the quarter ended December 31, 2006, we incurred an operating loss of approximately $115,000. As a result, at December 31, 2006, we had an accumulated deficit of $21,734,771. Our revenues have not been sufficient to sustain our operations. Our profitability will require the successful commercialization of products, solutions and services. No assurances can be given as to if or when this will occur or that we will ever be profitable.

We will require additional financing to sustain our operations and without it we will not be able to continue operations.

At September 30, 2006, we had a cash balance of $441,595 as compared to a cash balance of approximately $172,000 at December 31, 2006. We had operating cash flow deficits of $1,935,774 and $187,113 for fiscal years ended September 30, 2004 and 2005 and for the year ended September 30, 2006, an operating cash flow deficit of $375,504. We had an operating cash flow deficit of $269,970 for the three months ended December 31, 2006. We will require additional financing in order to expand our business and continue operations. Our working capital requirements in the foreseeable future will depend on a variety of factors including our ability to implement our sales and marketing plan. There can be no assurance that we will be able to successfully negotiate or obtain additional financing or the terms thereof. Our ability to obtain additional capital will be dependent on the implementation of our business plan, market conditions, the national economy and other factors outside our control. If adequate funds are not available or are not available at acceptable terms, our ability to finance our expansion, develop or enhance services or products or respond to competitive pressures would be significantly limited.

Our future operating results are unpredictable.

Our operating results will depend on the enhancement of our existing products and the ability to market and sell the products. Any future success that we may achieve will depend upon many factors including factors which may be beyond our control or which cannot be predicted at this time. Uncertainties and factors which could cause actual results or events to differ materially from those set forth or implied include:

•	Inability to acquire new customers;

•	Inability to complete successful implementation of our software;

•	Inability to provide applications in a manner that is scalable;

•	Inability to offer new services that complement our existing offerings; or

•	Inability to increase awareness of our brand.

If we are unable to adapt our products to rapidly changing technology, our reputation and our ability to grow our revenues could be harmed.

The markets we serve are characterized by rapidly changing technology, evolving industry standards, emerging competition and the frequent introduction of new software. There is no assurance that we will be able to enhance existing products or develop new products that meet changing customer needs in a timely and cost-effective manner. Prolonged delays resulting from our efforts to adapt to rapid technological change, even if ultimately successful, could harm our reputation within our industry and our ability to grow our revenues.

We face significant competition from other providers of computer software.

Our competitors in the storage systems market consists of a small group of leading vendors, such as EMC, HP, IBM, Hitachi Data Systems and Network Appliance, and a cadre of hardware and software companies who OEM, remarket, or aggregate storage products from third parties.

CaminoSoft’s products compete in the data management and high availability software segments. The cost barriers for entry into these markets are relatively low, which means our competitors range from small companies with limited resources to large, more established companies with substantial resources. However, among all of these competitors (and in some cases technology partners), we believe none offer a cross-platform Windows/NetWare solution to round out their Information Lifecycle Management (“ILM”) solution suites. Some competitors, regardless of size, have substantially greater financial, technical, marketing, distribution, personnel and other resources. It is possible that we may not have the resources to effectively compete with these companies.

Our earnings growth is dependent upon acceptance of our products and our ability to increase demand for data storage and management software products.

Our ability to generate profits depends primarily upon market acceptance of our data storage and management software products and the continued upgrade and sale of our high availability software products. Our products may not be able to be successfully marketed or achieve customer acceptance, and we may be unable to increase demand for our products. Our strategy to increase our customer base includes investment in programs designed to heighten consumer awareness of our products and services. If we do not successfully develop new products that keep pace with technology, our competitive position will be weakened.

The market for our products is new and emerging, and is characterized by rapid technological advances, changing customer needs and evolving industry standards.

We may not be successful in developing and marketing, on a timely and cost-effective basis, enhancements to our software products or new products which respond to technological advances and satisfy increasingly sophisticated customer needs. Our ability to meet our customers’ needs and evolving industry standards will depend on our:

•	Ability to timely develop new software products that keep pace with developments in technology;

•	Ability to meet evolving customer requirements which are often changing;

•	Success at enhancing our current product offerings; and

•	Delivering those products through appropriate distribution channels.

If we fail to introduce new products or if new industry standards emerge that we do not anticipate or adapt to, our software products could be rendered obsolete and our competitive position will be weakened.

Our business will suffer if our software development is delayed.

Any failure to release new products and upgrades on time may result in:

•	customer dissatisfaction;

•	cancellation of orders;

•	negative publicity;

•	loss of revenue; and

•	slower market acceptance.

Our performance is substantially dependent on the continued services and the performance of our senior management and other key personnel.

Our performance is substantially dependent on the continued services and the performance of our senior management and other key personnel. Our performance also depends on our ability to retain and motivate our other officers and key employees. The loss of the services of any of our executive officers or other key employees could have a material adverse effect on our business, prospects, financial condition and results of operations. Our future success also depends on our ability to identify, attract, hire, train, retain and motivate other highly skilled technical, managerial and marketing personnel. Competition for such personnel is intense, and there can be no assurance that we can attract and retain the necessary technical, managerial and marketing personnel and this could have a material adverse effect on our business, prospects, financial condition and results of operations.

We could incur substantial costs defending our intellectual property from claims of infringement.

The software industry is characterized by frequent litigation regarding copyright, patent, trademark and other intellectual property rights. We may be subject to future litigation based on claims that our own intellectual property rights are invalid. We expect that software product developers will increasingly be subject to infringement claims as the number of products and competitors in our industry segment grows and the functionality of products overlaps. Claims of infringement could require us to re-engineer or rename our products or seek to obtain licenses from third parties in order to continue offering our products. These claims could also result in significant expense to us and the diversion of our management and technical resources, even if we ultimately prevail. Licensing or royalty agreements, if required, may not be available on terms acceptable to us or at all.

We may face interruption of production and services due to increased security measures in response to terrorism.

Our business depends on the free flow of products and services through the channels of commerce. Recently, in response to terrorists’ activities and threats aimed at the United States, transportation, mail, financial and other services have been slowed or stopped altogether. Further delays or stoppages in transportation, mail, financial or other services could have a material adverse effect on our business, results of operations and financial condition. Furthermore, we may experience an increase in operating costs, such as costs for transportation, insurance and security as a result of the activities and potential activities. We may also experience delays in receiving payments from payers that have been affected by the terrorist activities and potential activities. The U.S. economy in general is being adversely affected by the terrorist activities and potential activities and any economic downturn could adversely impact our results of operations, impair our ability to raise capital or otherwise adversely affect our ability to grow our business.

Risks Associated with an Investment in our Common Stock

The so-called “penny stock rule” could make it cumbersome for brokers and dealers to trade in our common stock, making the market for our common stock less liquid which could cause the price of our stock to decline.

Trading of our common stock on the OTCBB may be subject to certain provisions of the Securities Exchange Act of 1934, as amended commonly referred to as the “penny stock” rule. A penny stock is generally defined to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. If our stock is deemed to be a penny stock, trading in our stock will be subject to additional sales practice requirements on broker-dealers. These may require a broker-dealer to:

•	make a special suitability determination for purchasers of our shares;

•	receive the purchaser's written consent to the transaction prior to the purchase; and

•	deliver to a prospective purchaser of our stock, prior to the first transaction, a risk disclosure document relating to the penny stock market.

Consequently, penny stock rules may restrict the ability of broker-dealers to trade and/or maintain a market in our common stock. Also, prospective investors may not want to get involved with the additional administrative requirements, which may have a material adverse effect on the trading of our shares.

The sale of shares by the selling shareholders as contemplated by this prospectus may encourage our other shareholders to sell their stock and have an adverse impact on the market price of our common stock.

The resale by the selling shareholders of our common stock as contemplated by this prospectus will increase the number of our publicly traded shares, which could depress the market price of our common stock. Moreover, the mere prospect of resales by the selling shareholders as contemplated by this prospectus could depress the market price for our common stock. The sale of a substantial number of shares of our common stock under this offering, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

Our common stock has experienced in the past, and is expected to experience in the future, significant price and volume volatility, which substantially increases the risk that you may not be able to sell your shares at or above the price that you pay for the shares.

The historical trading of our common stock is not necessarily an indicator of how it will trade in the future and our trading price as of the date of this prospectus is not necessarily an indicator of what the trading price of our common stock might be in the future.

Because of the limited trading market for our common stock, and because of the possible price volatility, you may not be able to sell your shares of common stock when you desire to do so. The inability to sell your shares in a rapidly declining market may substantially increase your risk of loss because of such illiquidity and because the price for our common stock may suffer greater declines because of its price volatility.

The price of our common stock that will prevail in the market after this offering may be higher or lower than the price you pay. Certain factors, some of which are beyond our control, that may cause our share price to fluctuate significantly include, but are not limited to, the following:

•	announcement by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	changes in market valuations of similar companies;

•	variations in our quarterly operating results;

•	inability to complete or integrate an acquisition;

•	additions or departures of key personnel; and

•	fluctuations in stock market price and volume.

Additionally, in recent years the stock market in general, and the Over-the-Counter Bulletin Board and technology stocks in particular, have experienced extreme price and volume fluctuations. In some cases, these fluctuations are unrelated or disproportionate to the operating performance of the underlying company. These market and industry factors may materially and adversely affect our stock price, regardless of our operating performance.

In the past, class action litigation has often been brought against companies following periods of volatility in the market price of those companies' common stock. If we become involved in this type of litigation in the future, it could result in substantial costs and diversion of management attention and resources, which could have a further negative effect on your investment in our stock.

FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements. Such forward-looking statements include statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans, and (e) our anticipated needs for working capital. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” or “project” or the negative of these words or other variations on these words or comparable terminology. This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements. These statements may be found under “Management's Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this filing will in fact occur. In addition to the information expressly required to be included in this filing, we will provide such further material information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not misleading.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by selling shareholders. We will receive no proceeds from the sale of shares of common stock in this offering. However, we may receive up to $129,000 in proceeds from the exercise of warrants. Any proceeds we receive from the exercise will be used for working capital and general corporate purposes.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Market Information

Our common stock is traded on the OTCBB under the symbol “CMSF”. The following table sets forth the high and low bids for the common stock for the three most recent fiscal years and the most recent quarter. The prices reflect inter-dealer quotations, without adjustments for retail mark-ups, mark-downs or commissions and may not necessarily represent actual transactions. All bid prices below have been rounded to the nearest whole cent.

	Common Stock Sales Prices
Fiscal 2004	High	Low
October 1, 2003 - December 31, 2003	$0.45	$0.36

January 2, 2004 - March 31, 2004	$0.62	$0.38

April 1, 2004 - June 30, 2004	$0.63	$0.40

July 1, 2004 - September 30, 2004	$0.65	$0.39

Fiscal 2005
October 1, 2004 - December 31, 2004	$0.85	$0.35

January 2, 2005 - March 31, 2005	$0.75	$0.42

April 1, 2005 - June 30, 2005	$0.68	$0.35

July 1, 2005 - September 30, 2005	$1.90	$0.55

Fiscal 2006
October 1, 2005 - December 31, 2005	$1.40	$0.97

January 2, 2006 - March 31, 2006	$1.14	$0.76

April 1, 2006 - June 30, 2006	$0.78	$0.40
July 1, 2006 - September 30, 2006	$0.40	$0.27

Fiscal 2007

October 1, 2006-December 31, 2006	$0.45	$0.15

Holders

We currently have outstanding 14,258,756 shares of our common stock. Our shares of common stock are held by 136 shareholders of record.

Dividend Policy

We have never paid cash dividends and have no plans to do so in the foreseeable future. Our future dividend policy will be determined by our Board of Directors and will depend upon a number of factors, including our financial condition and performance, our cash needs and expansion plans, income tax consequences, and the restrictions that applicable laws and our credit arrangements then impose.

Securities Authorized for Issuance Under Equity Compensation Plans

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information regarding our 2000 Stock Option Plan. All information set forth below is as of December 31, 2006, pursuant to applicable regulations.

	Number of Securities to Be Issued Upon Exercise Of Outstanding Options, Warrants and rights (a)	Weighted-Average exercise price of Outstanding Options, Warrants and Rights, (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities warrants and rights reflected in Column (a)) (c)

Equity compensation plans approved by security holders	8,584,087	$0.98	1,096,500

Equity compensation plans not approved by security holders	-	-	-

TOTAL	8,584,087	$0.98	1,096,500

Shareholder Approved Plans:

The 2000 Stock Option Plan

Our shareholders approved the 2000 Stock Option Plan as amended in April 2001. Currently, this plan authorizes the grant of options to purchase up to 6,000,000 shares of Common Stock, of which options to purchase 4,903,500 shares were outstanding and 1,096,500 shares were available for future issuance as of December 31, 2006.

Non-Shareholder-Approved Plans:

There are no non-shareholder approved plans as of December 31, 2006.

THE RENAISSANCE TRANSACTIONS

Pursuant to a Renewal and Modification Agreement dated as of February 21, 2006 among BFS US Special Opportunities Trust PLC (“BFS”), Renaissance Capital Growth Income Fund III (“Renn III”) and Renaissance US Growth Investment Trust PLC (“RUSGIT”) (collectively the “Lenders”), on the one hand, and our company, on the other hand, the Lenders agreed to extend the maturity date of the Secured Subordinated Promissory Note dated July 19, 2004 in the amount of $250,000 payable to the order of Renn III, the Secured Subordinated Promissory Note dated July 19, 2004 in the amount of $250,000 payable to the order of RUSGIT, and the Secured Subordinated Promissory Note dated July 19, 2004 in the amount of $250,000 payable to the order of BFS (collectively the “Notes”) from July 19, 2006 to January 19, 2008. In consideration of such extension, we agreed to grant to each Lender a five-year warrant (the “Warrant”) to purchase 50,000 shares of our Common Stock (the “Warrant Shares”) at an exercise price of $.86 per share (subject to adjustment). Pursuant to a Stock Purchase Agreement dated as of February 21, 2006 among our company, The Frost National Bank FBO Renaissance US Growth Investment Trust PLC, a public limited company registered in England and Wales, Trust No. W00740100, The Frost National Bank, FBO BFS US Special Opportunities Trust PLC, a public limited company registered in England and Wales, Trust No.W00118000 (collectively, the “Purchasers”), and RENN Capital Group, Inc., a Texas corporation, solely as agent for the Purchasers and not on its own behalf (the “Agent”), we issued to the Purchasers an aggregate of 697,674 shares of CaminoSoft Common Stock (the “Shares”). The 697,674 shares which were purchased and the 150,000 shares issuable upon exercise of the warrants are being offered in this prospectus.

THE FUSION TRANSACTION
General

On January 31, 2005 we entered into a common stock purchase agreement with Fusion Capital Fund II, LLC pursuant to which Fusion Capital agreed to purchase on each trading day during the term of the agreement, $10,000 of our common stock or an aggregate of $6,000,000. The $6,000,000 of common stock is to be purchased over a 30-month period, subject to a three month extension or earlier termination at our discretion. The purchase price of the shares of common stock will be equal to a price based upon the future market price of the common stock without any fixed discount to the market price. Fusion Capital does not have the right or the obligation to purchase shares of our common stock in the event that the price of our common stock is less than $0.25.

We have authorized the sale and issuance of 3,680,272 shares of our common stock to Fusion Capital under the common stock purchase agreement of which we have registered 3,680,272. We estimate that the maximum number of shares we will sell to Fusion Capital under the common stock purchase agreement will be 3,000,000 shares (exclusive of the 340,136 shares issued to Fusion Capital as the commitment fee and 340,136 commitment shares to be issued as a commitment fee as we sell shares to Fusion Capital) assuming Fusion Capital purchases all $6,000,000 of common stock. We have previously filed a registration statement with respect to the possible sales to Fusion Capital.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

FORWARD-LOOKING STATEMENTS

In addition to historical information, this prospectus contains forward-looking statements. The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in this section. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risks described in other documents the Company files from time to time with the Securities and Exchange Commission, including the Annual Report on Form 10-KSB for the fiscal years ended September 30, 2006 and 2005, the Quarterly Reports on Form 10-QSB filed by the Company and any Current Reports on Form 8-K by the Company.

The following discussion and analysis should be read in conjunction with the financial statements and notes thereto in this prospectus.

OVERVIEW

On September 17, 1999, we acquired the assets of Camino Software Systems, Inc. (“Camino”) for 468,000 shares of our common stock and assumed $315,172 of certain Camino liabilities. The Camino Assets consisted of the name, Camino Software Systems, Inc., data storage management software, certain business contracts and intangible personal property. Camino had developed the Highway Server hierarchical storage management (“HSM”) software. We have continued development of HSM products and currently support all levels of Novell NetWare and Microsoft Windows 2000. In addition we have been certified by Computer Associates as “ca smart” for compatibility with the Computer Associates BrightStor Portal and ARCServe back up products. In addition our HSM product has been certified for use with EMC Centera and Centera Compliance edition storage hardware.

In December 2003, we completed certification of Pegasus Disk Technologies archive management software for use in conjunction with our data movement and lifecycle management solutions. The partnership allows us to create a virtualized data pool that expands secondary storage onto any number of archive devices while simplifying management of those resources. The combined solution allows organizations to meet strict compliance regulations and optimize storage investment and utilization. Also in December 2003, we announced completion of the “library edition” which allows comprehensive tape library management support for our information lifecycle management solutions. The Library Edition offers all of the features of our standard Managed Server HSM software and extends this robust functionality by providing the additional capability to migrate files further along a storage hierarchy to popular tape libraries, autoloaders, and jukeboxes from leading vendors such as Hewlett Packard, StorageTek, ADIC and Overland Data.

In February 2004, we completed integration of the Managed Server HSM software with EMC Corporations Centera and Centera Compliance edition content addressable storage. We also entered into EMC Corporation’s Centera Partner Program. Our Managed Server HSM Centera Proven Edition enables customers to better manage utilization of storage resources throughout the enterprise. Our Managed Server Centera Proven Edition package combines innovative data management and storage scalability, which are requirements that are increasing in the markets we serve. Also in February 2004, we released “Managed Client HSM™” for Windows XP. The new product provides the ability to automatically migrate, recall, and delete files based on age and activity criteria, supporting standard Windows XP infrastructures including wireless communications. “Managed Client HSM™” adds another dimension of scalability and affordability to our ILM suite of products and solutions. “Managed Client HSM™” provides the same type of automated data movement and management as the managed server products while running on workstations or home user pc’s or lap tops. It allows IT administrators to now protect user information that was stored on the workstation in the enterprise IT storage environment for back up and replication.

In May 2004, we joined Hewlett Packard’s Information Lifecycle Management Partner Program. Our Managed Server HSM software provides a solution for automatically handling reference file dispersal and retention based on a consistent set of administrative management policies. By combining our software with HP Storage Works solutions and services portfolio, organizations may simplify and better control the provisioning and utilization of their data storage resources.

On June 30, 2005, we signed a software licensing and distribution agreement with ComputerAssociates International, Inc. (“CA”). We have provided Windows HSM, both server and client editions along with the Library Edition private labeled for CA’s distribution. We received a non refundable $250,000 payment in July 2005 and delivered the CA branded versions of the products during the fourth quarter of fiscal 2005 for distribution by CA as part of the BrightStor product line. Pursuant to the agreement, CA made a $500,000 royalty prepayment during October 2005. A second prepayment of royalties of $250,000 was paid on June 30, 2006, the anniversary date of the contract. The agreement is three years automatically renewable in one year increments. As of the date of this filing we and CA have agreed to jointly sell into CA customer prospects. CA will focus its sales on the BrightStor and Unicenter suite of products provided by CA, and we will directly sell and focus on sales of our ILM suite of products compatible with CA’s BrightStor suite of products.

Our software provides products and integrated solutions for addressing the increasing need for sophisticated management of data. Today IT departments face a variety of challenges with some of the most critical relating to data storage and management. Two of these challenges are (1) reducing the total cost of ownership of data storage by better leveraging IT resources, both hardware and people, and (2) increasing productivity by enabling better access to information, thereby making quicker and faster decisions. Our software virtualizes pools of stored data both to the end-user transparently and to the IT administrator while integrating with most operating systems and applications. We can reduce the back-up window, lower the overall cost of storage and enhance the value of information across the organization. Our strategy is built on the benefits our technology brings, our expanding distribution channel, and our ability to execute. As part of our current strategy:

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We intend to continue to expand and leverage our base of partners (OEMs, distributors, and value-added resellers, or VAR’s) to sell additional products to end users. We intend to enhance our international presence and partner base as we internationalize, localize and bring to market existing and new products. We intend to focus on systems integrators and other strategic partners to open new avenues of distribution for our products and solutions.

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We intend to focus and expand on our core strengths in today’s soft economic environment. IT spending is tight and customers require products and solutions with attractive price points and demonstrable value. We can leverage success in one department or work group to demonstrate the value of our storage management solution, then use the success in that area to expand to other departments, workgroups or the enterprise. We believe our cost effective data management solutions can then be repeated in other areas of the organization for other types of information and compliance requirements.

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We intend to leverage our position as a provider of email storage and management solutions to grow in the messaging market. Managed Server combined with Novell GroupWise email archiving systems provides extended storage functions for these GroupWise email systems. This combination was our first step to capitalize on this growing market for automated data storage management for Novell GroupWise email systems. We intend to utilize this same approach with other platforms and partners focused on providing automated data management for users of other email messaging systems such as Microsoft Exchange and Lotus Notes. We believe this vertical partner approach will broaden the adoption of our solutions in the electronic collaboration market, allowing our partners to remain focused on their core strengths in the markets they serve.

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Europe, the Middle East, Africa and Asia Pacific represent active markets for expansion, with Europe representing the first market outside North America the Company is focused on. We intend to continue to internationalize and localize our products and solutions to penetrate this marketplace.

THREE-MONTH PERIODS ENDED DECEMBER 31, 2006 AND DECEMBER 31, 2005

Sales during the current quarter increased by approximately $23,000, or 5%, as compared to the quarter ended December 31, 2005 resulting from a continued effort to capitalize on the sales activities with product and distribution partners. The Company is continuing its focus on distribution partners and integrated sales which have created a pipeline of larger enterprise deals which have longer sales cycles. A number of large sales have been delayed into future quarters of the fiscal year for a variety of reasons including budget availability, client technical resource availability and partner product integration delays. Our sales team believes as we continue the transition to supporting more enterprise size deals with our partners, our ability to project time to close deals will improve. Many of these sales include multiple partners and products which can create additional testing and integration also creating a greater dependency on others to close deals. Deferred revenue for sales of annual service contracts decreased as compared to the balance at September 30, 2006 by approximately $40,000, due to recognition of pre-payment of royalties by CA for OEM licensed products for the current three month period. The deferred revenue balance is approximately $1,094,000 as of December 31, 2006. Approximately $719,000 of the deferred revenue will be recognized as revenue during the next twelve month period. The remaining balance of approximately $375,000 in deferred revenue was generated from prepaid royalties and will be taken into revenue ratably over the next two years. The transition into partner driven large deals has slowed the sales closing process more than anticipated. The Company currently has a significant pipeline of large sales prospects that have been delayed for a variety of reasons. The Company is gaining a better understanding of how large sales with multiple products involved are processed and closed. In addition, the run rate for sales of the high availability products for Novell NetWare continue to decline as compared to prior periods.

The Company’s HSM products represented approximately 85%, or $388,000, of the new product and support sales revenue for the current 3 month period with the high availability products representing approximately 15%, or $69,000, of the current quarter’s revenue. Approximately 62% of the revenue from the high availability products resulted from renewal and recognition of annual service contract revenue during the quarter. Revenue recognized from annual service contracts in total represented approximately $188,000, or 38%, of the total revenue for the current quarter. The service revenue is taken ratably over the term of the service contracts. During the current quarter, the Company continued to concentrate on selling and developing the sales infrastructure to support the sales forces of O.E.M. partners and integrators who distribute the Company’s solutions. The Company also continued development of new editions of the HSM software for compatibility with additional storage and archiving platforms. These products will be released for general distribution periodically during the remainder of the fiscal year.

Cost of sales for the current quarter decreased as compared to the quarter ended December 31, 2005 by approximately 9,700, or 33%, consistent with the decrease in software capitalization expense. Approximately $11,600 of the cost of sales for the current quarter is from amortization of capitalized software development expense. Cost of sales includes third party software and hardware expense for sales of integrated systems including the Company’s software solutions pre-loaded on storage hardware. There were no sales of hardware and no related hardware cost of sales expense during the current quarter. The amortization of capitalized software has stabilized with no additional software capitalization during the prior twelve months. Software development amortization is currently the largest component of the cost of sales. Gross profit increased in the current quarter as compared to December 31, 2005 by approximately $33,000, or 7%, due to the increase in sales and slight decrease in cost of sales for the current quarter as compared to the quarter ended December 31, 2005.

Selling and administrative expenses increased as compared to the quarter ended December 31, 2005 by approximately $43,000, or 10%. The reduction is a result of the Company’s continuing effort to reduce non essential expense and minimize any additional expense required. All expenses not included in cost of sales, research and development, depreciation or interest expense are included in the selling and administrative category. The largest component of selling and administrative expenses are the employee wages and payroll taxes, which constituted approximately $290,000, or 60%, of the total selling and administrative expense for the current quarter. The Company anticipates selling and administrative expenses will remain consistent for the remainder of the current fiscal year.

Depreciation and amortization decreased approximately $1,000, or 19%, as compared to the quarter ended December 31, 2005 due to certain furniture and fixture items fully depreciated at the beginning of the current fiscal quarter.

Research and development expense for the current quarter of $100,720 decreased as compared to the quarter ended December 31, 2005 by approximately $13,000, or 11%. Research and development expense will fluctuate up or down depending on the status and completion of projects. During the current quarter, no development expense was capitalized under SFAS 86 for software development.

The Company had a net operating loss for the current three-month period of approximately $115,000 as compared to an operating loss of approximately $119,000 for the three months ended December 31, 2005. A slight reduction in cost of sales and 5% increase in sales for the current quarter represented the difference.

During the current quarter, the Company had net interest expense of approximately $82,000 as compared to approximately $103,000 in net interest expense during the prior year’s quarter. The decrease of approximately $21,000, or 20%, in interest expense is a result of reduction in monthly non cash interest charges based on current loan payable balances and warrant expenses relating to an extension of the convertible debenture and loan payable maturity dates. Currently the Company has a principal balance of $1,750,000 on a convertible debenture from Renaissance Capital Group, with 6% interest paid monthly. Included in current interest expense is the amortization of debt discount for warrants granted as part of the convertible debenture referenced above. The Company also has a principal balance of $750,000, in connection with a two year 7% loan from Renaissance Capital Group. During the prior fiscal year, the Company issued an aggregate of 150,000 warrants to purchase the Company’s common stock as part of an agreement to extend the maturity date of the loan payable to January 2008. Cash interest for the current quarter of approximately $36,700, represented approximately 45% of the total interest expense for the quarter.

FISCAL YEARS ENDED SEPTEMBER 30, 2006 AND SEPTEMBER 30, 2005

During the current fiscal year, we continued to focus on development of features and upgrades on products, while expanding their functionalities to other operating platforms including Network Appliance filers. We have continued our sales and marketing strategy to focus on development and support for our data storage and management solutions and high availability solutions, while utilizing our partners sales, marketing and distribution channels. Revenues for the current fiscal year decreased by approximately 33%, from $2,637,000 in fiscal year 2005 to $1,773,000 for the current fiscal year. The revenue decrease was a result of multiple factors, including but not limited to transitioning the product line for enterprise selling opportunities which include bundling our software with partner software and hardware products. These enterprise sales have much longer sales cycles and can put us in a support role for the sale which can also add complexity and time to the sales cycle. Sales of our software products were approximately $1,026,000, or 58%, of the total revenue for the current fiscal year; annual service contracts constituted approximately 39%, or approximately $692,000; and the remaining 3% of revenue was derived from installation and other services. The high availability products, StandbyServer and OFFSite Archive for NetWare, accounted for approximately 15% of the total product sale revenue as compared to 13% in the prior fiscal year, with our core HSM technology for both NetWare and Windows representing the other 85% of the total product sale revenue for the current fiscal year. Billings for annual service contracts decreased during the current fiscal year due to decreased product sales of our HSM product line. Deferred revenue decreased from approximately $1,278,000 in the fiscal year ended September 30, 2005 to approximately $1,134,000 for the current fiscal year. The decrease in deferred revenue was due to the decrease in product sales during the current fiscal year. Cost of sales decreased from approximately $213,000 in the last fiscal year to approximately $157,000 in the current fiscal year representing a decrease of approximately 27%. The reduction is due to a decrease in additional sales of partner bundled software and hardware during the current fiscal year, which create additional cost of sales with each sale that includes additional software or hardware. Cost of sales as a percentage of revenue increased slightly from approximately 8% in the fiscal year ended September 30, 2005 to approximately 9% during the current fiscal year. Gross profit decreased by approximately 33%, or $808,000, from $2,424,000 in fiscal year 2005 to $1,616,000 in fiscal year 2006. The decrease in gross profit resulted from our decreased revenue from product sales during the current fiscal year.

Selling and administrative expenses for the current year were approximately $2,184,000, a decrease of approximately $255,000, or 10%, as compared to fiscal year 2005. The decrease was a result of our continued effort to minimize overhead expenses while maintaining sales and marketing support for our partner and channel distribution strategy. The change from a direct sales approach to one of a support role for our OEM partners sales forces continued during the fiscal year, which reduced wage expense related to direct selling, while increasing the expense related to marketing and sales support for our OEM partners distribution channels. We intend to continue expansion of the sales and marketing support functions for direct selling and to continue training for both technical support teams and sales forces of our current and future distribution, and business partners.

Depreciation and amortization expense for the current fiscal year of approximately $21,000 increased approximately 10%, or $2,000, as compared to the fiscal year ended September 30, 2005. The depreciation expense increase is due to additional office and test equipment purchased at the end of fiscal 2005.

Research and development expense for the current year was approximately $484,000 as compared to approximately $474,000 for fiscal year 2005. This increase is a continuation of our development strategy of adding features and upgrades to current products while continuing development integrating new partner hardware and software compatible versions to our HSM software products. During the current fiscal year, we completed and certified our Managed Server HSM with Network Appliance, creating Managed Server HSM NetApp Edition. During the current fiscal year we also certified our Managed Server HSM products with IBM Tivoli DR550 storage platform. We now offer Managed Server HSM Tivoli Edition compatible with the IBM DR550. We began new research and development projects during the second half of the current fiscal year and plan to continue the research and development program during the coming year. As projects are completed and become viable, we expect to capitalize portions of the development expense during the upcoming fiscal year. We may also add additional consulting development resources during the upcoming fiscal year which will contribute to the research and development expense during the upcoming fiscal year. These development project completions have added to our ability to gain additional market access through the sales and distribution channels of companies like EMC, IBM, Hitachi, Network Appliance and CA.

There were no other income items during the current or prior fiscal year. The current fiscal year included approximately $378,000 of interest expense related to borrowing balances, which is an increase in interest expense of approximately $115,000 over fiscal year 2005. Approximately $220,000 of the total current fiscal year interest expense was non cash debt discount representing the expense for warrants issued with debt, which is being expensed over the term of the debentures and loan that make up the debt. Also included in other expense is a write off of approximately $262,000 in deferred financing expense because we determined it was unlikely the equity would be drawn on and therefore the costs were impaired.

LIQUIDITY AND CAPITAL RESOURCES

The Company incurred a net loss of $1,712,253 and $770,409 for the years ended September 30, 2006 and 2005, respectively, and had an accumulated deficit of $21,537,643 as of September 30, 2006. During the quarter ended December 31, 2006, we incurred an operating loss of approximately $115,000. As a result, at December 31, 2006, we had an accumulated deficit of $21,734,771. The Company will require additional financing in order to expand its business and continue operations. The Company’s working capital requirements in the foreseeable future will depend on a variety of factors including its ability to implement its sales and marketing plan. If adequate funds are not available or are not available at acceptable terms, the Company’s ability to finance its expansion, develop or enhance services or products or respond to competitive pressures would be significantly limited.

During fiscal year 2006, the Company’s cash position increased by approximately $221,000, from approximately $220,000 at September 30, 2005 to $442,000 at September 30, 2006. The Company’s revenues decreased during the fiscal year and the Company is still not at a break even point operationally. The accounts receivable balance as of September 30, 2006 decreased by approximately $795,000, or 76%, as compared to the fiscal year ended September 30, 2005. The decrease in receivables is due to payment of $750,000 in pre-paid royalties from the CA licensing and distribution agreement, which were paid during the current fiscal year, and approximately $45,000 of the decrease was due to normal operating receivables in connection with decreased sales during the current fiscal year.

During December 2003, the Company issued in a private placement, 3,243,243 shares of common stock and 5 year warrants to purchase 3,243,243 shares with 50% of the warrants at an exercise price of $0.74 and 50% at an exercise price of $1.11, for $1,200,000. The funds were used to support business expansion and operations.

During July 2004, the Company received $750,000 from a two year secured loan from Renaissance Capital Group managed funds. Interest is being paid at 7% in monthly installments based on the outstanding principal balance. As part of the funding, the Company issued five year warrants to purchase an aggregate of 1,415,094 shares of Common Stock at an exercise price of $0.53 per share.

During September 2004, the Company issued 340,136 shares of common stock to Fusion Capital Partners, LLC as commitment shares in conjunction with a stock purchase agreement with Fusion Capital Fund II, LLC pursuant to which Fusion Capital agreed to purchase on each trading day during the term of the agreement $10,000 of our common stock up to an aggregate of $6,000,000. The $6,000,000 of common stock is to be purchased over a 30-month period, subject to a three month extension or earlier termination at the Company’s discretion. The purchase price of the shares of common stock will be equal to a price based upon the future market price of the common stock without any fixed discount to the market price. Fusion Capital does not have the right or the obligation to purchase shares of the Company’s common stock in the event that the market price of the common stock is less than $0.25 per share. Fusion’s obligations under the stock purchase agreement are conditioned on the Company having an effective registration statement covering the resale of the shares issued to Fusion Capital. As of the date of this filing the registration statement has been declared effective and the common stock purchase agreement was completed and effective by calendar year end adding a very important financing resource for the Company. The Company will utilize this financing on an as needed basis for funding of operations. During the current fiscal year the Company wrote off approximately $262,000 in deferred financing representing the fair value of the commitment shares related to the common stock purchase agreement. Currently the market price for the Company’s common stock is below the minimum price required by the agreement.

On March 17, 2005, the Company received $125,000 from a four month secured loan from an individual investor. On July 29, 2005, the Company paid in full the principal and all accrued and unpaid interest due under the terms of the loan agreement. After completion of its payment obligations, the Company did not renew additional financing or an extension of this loan.

During October 2005, the Company negotiated an extension of the two parts of the convertible debenture with a total principal balance of $1,750,000. Pursuant to a Renewal and Modification agreement dated October 28, 2005, the lender agreed to extend the maturity date of the two 6% Convertible Debentures dated November 27, 2002 in the aggregate principal amount of $1,750,000 to May 27, 2007. In consideration of such extension, the Company agreed to grant to the lender a five-year warrant to purchase 175,000 shares of Company Common Stock at an exercise price of $1.14 per share (subject to adjustment). The estimated value of the warrant ($166,093) was recorded on the Company financial statements as debt discount and is being amortized over the term of the extension.

During February 2006, the Company issued to BFS US Special Opportunities Trust PLC and Renaissance US Growth & Income Trust PLC an aggregate of 697,674 shares of common stock at a price of $0.86 per share in a private placement for $600,000. The Company agreed to register the resale of its shares as soon as practicable.

During February 2007, the Company received an aggregate of $200,000 from two three month secured convertible notes from two of RENN Capital Group managed funds. Interest of 8% will be paid in monthly installments during the term of the notes. The notes mature on May 7, 2007, at which time all principal and accured and unpaid interest will be due and payable in full. The notes are convertible at the option of the holder, into shares of the Company’s common stock, with an initial conversion price of $0.30 per share. The funds are being used to support the operations of the Company.

If the Company’s revenue projections for 2007 are not met, the operating plan calls for expense reductions in all non-technical and sales related functions. Without an increase in revenues during fiscal year 2007, the Company will reduce expenses to compensate for lack of continued revenue growth. No assurances can be given that the Company will increase revenues or achieve profitability in 2007. The Company will require additional financing in order to expand its business and continue operations. Our working capital requirements in the foreseeable future will depend on a variety of factors including our ability to implement our sales and marketing plan. There can be no assurance that we will be able to successfully negotiate or obtain additional financing or the terms thereof. Our ability to obtain additional capital will be dependent on the implementation of our business plan, market conditions, the national economy and other factors outside our control. If adequate funds are not available or are not available at acceptable terms, our ability to finance our expansion, develop or enhance services or products or respond to competitive pressures would be significantly limited. The failure to secure necessary financing will have a material adverse effect on our business, prospects, financial condition and results of operations.

CONTRACTUAL OBLIGATIONS AND OFF-BALANCE SHEET ARRANGEMENTS

The following summarizes our contractual obligations at September 30, 2006 and the effects such obligations are expected to have on liquidity and cash flow in future periods:

	Payments due by Period
	Total	Less than 1-year	1-3 Years	4-5 Years	After 5 Years
Notes payable	$2,500,000	$1,750,000	$750,000	$—	$—
Interest notes Payable	140,000	122,500	17,500
Employment Agreements	159,000	159,000
Operating leases	164,182	122,835	41,347	—	—
	$2,963,182	$2,154,335	$808,847	$—	$—

Except for the operating leases and employment agreements above, the Company has no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on the Company’s financial condition, changes in financial condition, revenues, expenses, results of operations, liquidity, capital expenditures or capital resources.

Critical Accounting Policies and Estimates

We have identified the following critical accounting policies and estimates that affect our more significant judgments and estimates used in the preparation of our financial statements. The preparation of our financial statements in conformity with accounting principles generally accepted in the United States of America requires that we make estimates and judgments that affect the reported amounts of assets and liabilities. We evaluate those estimates on an ongoing basis, including those related to asset impairment, contingencies and litigation. These estimates are based on the information that is currently available to us and on various other assumptions that we believe to be reasonable under the circumstances. Actual results could vary from those estimates under different assumptions or conditions. We believe that the following critical accounting policies affect significant judgments and estimates used in the preparation of our financial statements.

We review our long-lived assets, which include property and equipment and capitalized software, for possible impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. If the estimated future cash flows (undiscounted and without interest charges) from the use of an asset are less than its carrying value, we record a write-down to reduce that asset to its estimated fair value. The fair value is determined based on discounted cash flows or appraised values depending on the nature of the asset.

Research and development costs, which consist primarily of software development costs, are expensed as incurred. Statement of Financial Accounting Standards No. 86, “Accounting for the Cost of Computer Software to be Sold, Leased, or Otherwise Marketed” (“SFAS 86”), provides for the capitalization of certain software development costs incurred after technological feasibility of the software is established. As of September 30, 2006, the Company has capitalized approximately $325,000 of such software development costs. The Company expects to continue research and development projects into the future along with additional capitalized development as projects reach proof of concept stages of development. The current net balance of capitalized software is approximately $112,164. In the current fiscal year the Company has not capitalized any new software development. Software capitalization is stated at cost. Amortization is computed on the straight-line and accelerated methods based upon the estimated useful life of the asset, primarily seven years. During the 2006 fiscal year, the Company had approximately $484,000 in R & D expense compared to approximately $474,000 in the prior fiscal year. The Company will continue the R & D program into the future as new products are developed and integrated into our data management suite of solutions.

Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectibility is probable. We enter into certain arrangements where we are obligated to deliver multiple products and/or services (multiple elements). In these transactions, we allocate the total revenue among the elements based on the sales price of each element when sold separately (vendor-specific objective evidence).

Revenue for products licensed to original equipment manufacturers (OEMs), and perpetual licenses for current products in our server based data management suite of products is recognized as products are shipped. If annual service is a part of the sale agreement that portion of the revenue is recorded as unearned due to undelivered elements including, annual telephone support and the right to receive unspecified upgrades/updates of our data management products on a when-and-if-available basis. Unspecified upgrades, or patches, are included in our product support fee. The upgrades are delivered only on a when-and-if-available basis and as defined in SOP 97-2 are considered PCS. Vendor-specific objective evidence does exist for these services in the aggregate; however, no vendor-specific objective evidence exists for the unspecified upgrades on a stand-alone basis. When-and-if-available deliverables should be considered in determining whether an arrangement includes multiple elements; however, SOP 97-2 states that if sufficient vendor-specific objective evidence does not exist for the allocation of revenue to the various elements of the arrangement, and if the only undelivered element in an arrangement is PCS, the entire fee for the support should be recognized ratably. Because the timing, frequency, and significance of unspecified upgrades/updates can vary considerably, the point at which unspecified upgrades/updates are expected to be delivered should not be used to support income recognition on other than a straight-line basis. As such, the Company recognizes the product support fee consisting of PCS and unspecified upgrades/updates ratably over the service contract period.

RECENT ACCOUNTING PRONOUNCEMENTS

In July 2006, the FASB issued interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes,” which clarifies the accounting for uncertainty in income taxes recognized in the financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes.” FIN 48 provides guidance on the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosures, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. Accordingly, FIN 48 will be adopted commencing in the first quarter of the Company’s fiscal year 2008.

In September 2006, the Financial Accounting Standards Board issued Statement No. 157 (“SFAS 157”), “Fair Value Measurements.” SFAS 157 establishes a formal framework for measuring fair value under GAAP. It defines and codifies the many definitions of fair value included among various other aurthoritative literature, clarifies and, in some instances, expands on the guidance for implementing fair value measurements, and increases the level of disclosure required for fair value measurements. Although SFAS No. 157 applies to and amends the provisions of existing FASB and AICPA pronouncements, it does not, of itself, require any new fair value measurements, nor does it establish valuation standards. SFAS No. 157 applies to all other accounting pronouncements requiring or permitting fair value measurements, except for: SFAS No. 123 (R), share-based payment and related pronouncements, the practicability exceptions to fair value determinations allowed by various other authoritative pronouncements, and AICPA Statements of Position 97-2 and 98-9 that deal with software revenue recognition. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.

In September 2006, the Financial Accounting Standards Board issued Statement No. 158 (“SFAS 158”), “Accounting for Defined Benefit Pension and Other Postretirement Plans.” SFAS No. 158 requires that for public companies the full funding status of defined benefit pension and other postretirement plans be recognized on the balance sheet as an asset (for overfunded plans) or as a liability (for underfunded plans). In addition, SFAS No. 158 calls for recognition in other comprehensive income or gains or losses any prior service costs or credits that are not yet included as components of periodic benefit expense. Finally, SFAS No. 158 requires that the measurement of defined benefit plan assets and obligations be as of the balance sheet date. The Company plans to adopt the recognition provisions of SFAS No. 158 as of the end of the fiscal year end after December 15, 2006 and the measurement date provisions as of the balance sheet date for fiscal years ending after December 15, 2008.

The Company does not believe that the adoption of the above recent pronouncements will have a material effect on the Company’s consolidated financial position or results of operations.

BUSINESS

OVERVIEW

We develop and manufacture software solutions that store, manage, and safeguard large quantities of data created in a business and application settings. Our software for Microsoft Windows 2000 and 2003 and Novell NetWare environments enable organizations to maximize storage resources, reduce backup and recovery time and control file retention and are available worldwide through commercial distributors, value-added resellers, systems integrators and Original Equipment Manufacturers (“O.E.M.”) partners.

We were organized in 1983 as Interscience Computer Services, Inc. to be a third-party provider of maintenance services for computer hardware and related peripheral equipment. During 1998 and 1999 the hardware maintenance and high speed printing toner and fusing agent businesses were sold. On September 17, 1999, we acquired certain assets (the “Camino Assets”) from Camino Software Systems, Inc. (“Camino”) for 468,000 shares of our common stock and the assumption of $315,172 of certain Camino liabilities. The Camino Assets consisted of the name, Camino Software Systems, Inc., the Highway Server hierarchical data storage management (“HSM”) software, certain business contracts and intangible personal property. On April 17, 2000, we changed our name to CaminoSoft Corp. to reflect the change to a software sales and development firm.

In November 2001, we entered into a non-exclusive licensing and distribution agreement with Novell, Inc., which allowed Novell and its distribution channel partners to sell CaminoSoft’s suite of software solutions.

In January 2002, our “managed server and storage server” products for Novell NetWare operating systems were included for distribution on the Novell product price list. As of June 30, 2003, the products were removed at our request from the Novell price list and a new agreement, allowing Novell sales personnel to sell and promote our products, is now in place. We actively participate in Novell’s “technology partner” and PartnerNet “marketing partner” programs.

In July 2002, our products were certified as “ca smart,” Computer Associates’ certification for compatibility with its BrightStor Portal and ARCserve line of enterprise storage management solutions. We also became a Computer Associates “partner,” which opens up additional distribution channels for our products in conjunction with Computer Associates enterprise software.

In July 2002, our Managed Server HSM™ for Windows 2000 and 2003 operating systems received certification for compatibility from Microsoft. We are a member of the Microsoft “certified partner” program, which allows distribution partners to sell and distribute our Windows 2000/2003-based products.

In February 2003, we entered into a licensing and distribution agreement with Legato Systems, Inc. for marketing, distribution, future development and customer service of certain Legato products for Novell NetWare operating systems. The products specified are “Standby Server™ ” for NetWare, “SnapShotServer™ ” for NetWare, and “OFFSite Archive™ ” for NetWare. Legato has transitioned all customer service to us as of February 2003. We now have a broad base of products and solutions for the Novell NetWare storage market, which include failover, fault tolerance, mirroring, offsite archiving, and improved disaster recovery. We continue to sell and service these Novell NetWare specific products currently.

In March 2003, we entered into a distribution agreement with Ingram Micro Inc., pursuant to which Ingram Micro will distribute our storage management products for NetWare and Windows 2000/2003 and our acquired Legato products for NetWare in North America.

In June 2003, we released a new version of OFFSite Archive for NetWare. OFFSite Archive 3.0 is the first of a suite of products to be enhanced and released under the CaminoSoft name. The product provides a solution for offsite disaster-recovery for Novell server-based networks by maintaining asynchronous replicas of mission-critical enterprise data in a secure, offsite location, thereby keeping the information protected and available.

In February 2004, we joined EMC Corporation’s Centera Partner Program and completed the integration of The Managed Server storage management - Centera Edition with the EMC Centera Compliance Edition content addressed storage or CAS solution. EMC Centera represents an entirely new software-driven storage architecture specifically designed to address the information storage requirements of unchanging digital assets, such as print and mail electronic “reference” documents.

In February 2004, we completed the development of a product named Managed Client HSM™ for Windows XP. Based on CaminoSoft’s Managed Server HSM for Windows 2000/2003 solution, selected as a SIIA 2004 Codie Award “Best Storage Software” finalist, this innovative Windows XP-based product brings vital storage management capabilities to popular Microsoft desktops.

In May 2004, we joined Hewlett Packard’s Information Lifecycle Management Partner Program. Our Managed Server HSM software provides a solution for automatically handling reference file dispersal and retention based on a consistent set of administrative management policies. By combining our software with the HP StorageWorks solutions and services portfolio, organizations may simplify and better control the provisioning and utilization of their data storage resources.

On June 30, 2005, we signed an OEM licensing and distribution agreement with Computer Associates International for our Managed Server HSM for Windows 2000 and 2003, Managed Server Library Edition and Managed Server HSM for Windows XP products. The OEM agreement allows Computer Associates to distribute these products under the BrightStor suite of storage management products for Computer Associates.

In July 2005, we certified our suite of HSM products for use with the nStor line of SATA based storage hardware. nStor’s hardware products are now certified to work with our suite of storage management products to provide Information Lifecycle Management storage hardware and software solutions.

In July 2005, we received “Ready for IBM Tivoli Software” certification for the HSM suite of data management products for use with IBM Tivoli storage infrastructures. We are currently distributing Managed Server HSM Tivoli Edition for use in IBM Tivoli back up and storage environments.

In August 2005, we did a second round of formal certification with EMC Centera compliance and non compliance storage for our Managed Server HSM products. We tested our software products with a third party testing firm and were awarded “Centera Proven Edition” status for our HSM products. This EMC certification signifies to storage clients and prospects that our software is certified and approved for use with EMC Centera data storage devices.

In September 2006, the Company announced release of an upgraded version of Managed Server HSM - Tivoli Edition. The enhanced version of Managed Server HSM supports the IBM System Storage DR550. The IBM System Storage DR550 is ideal for clients seeking near-line storage application needs at an entry level price point while capitalizing on mainframe inspired levels of reliability, security, and functionality. The Company’s solution, which has “Ready for IBM Tivoli Software” validation provides a straightforward, cost-effective solution for managing data storage across multiple tiers, including the DR550, IBM Tivoli storage pool devices, SAN’s, SATA RAID subsystems, NAS target appliances, and general purpose servers.

During September 2006, the Company released Managed Server HSM for NetApp. The NetApp edition runs on a Windows 2000/2003 server and provides true file system integration via NetApp’s FPolicy® application program interface. Key advantages for customers include, fast efficient recall of migrated files, reclamation of NetApp NAS data storage space for active production file usage, dramatic reduction in the amount of time needed for backup (and recovery in the event of an outage), and facilitation of compliance with corporate and industry regulations governing data file retention and deletion.

Research and Development

Research and development costs, which consist primarily of software development costs, are expensed as incurred and amounted to $484,043 and $473,830 for the years ended September 30, 2006 and 2005, respectively and $100,720 and $113,749 for the three months ended December 31, 2006 and 2005, respectively.

OUR PRODUCTS

Our products are designed to meet the storage management needs of small, medium, and enterprise organizations. We serve markets which produce and manage large amounts of data such as Banking, Financial Services, Healthcare, Legal Services, Engineering and Architectural Services, Federal and State Government, and Higher Education. We believe that our products and solutions enable organizations to (a) reclaim expensive storage resources, (b) reduce manual intervention in managing files, (c) reduce the amount of time needed for back-up and recovery, (d) establish automated policies for compliance with new laws and regulations governing data retention, and (e) set up data lifecycles for different types of information in production environments.

Managed Server HSM

Our Managed Server HSM software provides a solution for data management. Designed to meet the data storage management requirements for local area networks (“LAN”), wide area networks (“WAN”), and intranet environments, Managed Server HSM offers the ability to manage files on Microsoft Windows and Novell NetWare servers in environments where mass storage devices are deployed.

Our Managed Server HSM can accommodate large volumes of information. We have partnered with The Messaging Architects’ to provide a Novell GroupWise e-mail archiving solution. Their GWArchive product in conjunction with Managed Server HSM, addresses the archival and compliance needs of GroupWise e-mail users. For GroupWise customers who just want to manage the growth of their e-mail file attachments, as opposed to archiving and content searching, Managed Server HSM can manage GroupWise attachments as it does normal data files.

Our Managed Server HSM-Centera Proven Edition provides organizations with a storage hierarchy capable of significant expansion, while addressing regulatory requirements for data retention. Once relegated to optical disks, tape archives, or file cabinets, fixed content data is now being driven to Content Addressable Storage (“CAS”) solutions. Organizations running Novell NetWare and Microsoft Windows server environments can implement a structured, online data repository through which they can manage, access, and protect their fixed content data. All of the standard benefits of Managed Server HSM are now available for users of the EMC Centera. By applying a consistent set of policies, network system administrators can control the migration, location, and retention of files throughout their lifecycle across all storage tiers, including high-performance storage area network (“SAN”) and network attached storage (“NAS”) subsystems, general purpose disk arrays, and EMC Centera archives. Files migrated in such a way tend to become more fixed in nature over time as they move along the storage hierarchy. The Centera system’s combined features of fixed content optimization, high availability, scalability, and cost effectiveness make it very attractive as an archive solution for controlling the otherwise explosive growth of an organization’s primary storage infrastructure.

Our Managed Server HSM-Tivoli Edition directly operates with IBM Tivoli Storage Manager. It also provides a straightforward, cost effective solution for managing data storage across multiple tiers of storage, including Tivoli storage pool devices, SAN’s, RAID subsystems, NAS target appliances and general purpose servers. Managed Server HSM Tivoli Edition allows organizations to leverage existing investments in Tivoli software and hardware resources by making use of the storage capacity, high availability, security, and protection provided the Tivoli Storage Manager policies and infrastructure. It also allows organizations to better plan contemplated investment in Tivoli software and hardware by making available an automated multi-tiered storage environment based on the current and planned data growth of the organization.

StandbyServer for NetWare

StandbyServer for NetWare is a server mirroring solution for NetWare servers that connect one or more primary servers to a standby machine. If a primary server fails, due to hardware or software failure, the standby machine automatically takes over and makes the mirrored data and network services available to users in just a few moments. Data is mirrored between the servers using a dedicated high-speed link, creating a fully redundant system that protects users against both hardware and software failures. The StandbyServer configuration consists of three main elements: a primary server, a standby server, and the communications path that connects them. The disk devices in the standby machine are treated as external disk systems to the primary server.

OFFSite Archive for NetWare

OFFSite Archive for NetWare is an electronic data vaulting and disaster recovery product for NetWare servers that protect data in the event of a disaster by electronically transferring a stable point-in-time image of the data to an offsite location. OFFSite Archive automatically transfers data to be protected from a source server to a target server using the IPX or IP protocol over a LAN, WAN, or Internet connection. The latest version of OFFSite Archive allows multiple source servers to mirror data to a single remotely-located target server. OFFSite Archive uses SnapShotServer for NetWare (discussed below) technology to create snapshots of protected volumes of data. Each snapshot contains all of the data, or a pointer to the data, on the source server’s protected volume at the instant the snapshot was taken. This snapshot is then transferred from the source server to the target server. Through an initial synchronization, all of the data on the source server is mirrored to the target server. Then, after the initial synchronization, only the delta changes are sent to the target server. Since OFFSite Archive does not mirror data in real-time, a high-speed communications link is not required.

SnapShotServer for NetWare

SnapShotServer for NetWare gives an administrator more control of the back-up process. With the capability to capture live data at any time with SnapShotServer, open files or “live” databases can be backed-up at the administrator’s convenience. The program creates “snapshot” images of “live” data volumes at administrator-defined intervals. These snapshots can then be mounted as regular NetWare volumes and backed up by any NetWare approved back-up utility. When taking a snapshot of a volume, SnapShotServer creates a virtual image of the volume; there is no actual duplication of the entire volume. If changes are made to the original data after taking the snapshot, the program makes a copy of the original data before it is changed and stores that copy in its buffer. This buffer and the unchanged portions of the disk make up the snapshot volume, which provides a virtual image of the volume as it was at the time the snapshot was taken. SnapShotServer works with both StandbyServer and OFFSite Archive.

OUR STRATEGY

Our goal is to be a leading supplier of data management solutions that work seamlessly with major operating system and storage vendors’ hardware and software solutions and deliver advanced storage management for small, medium, and enterprise organizations.

As part of our current strategy:

•	We intend to continue to increase and leverage our base of partners, including OEMs, distributors, and value-added resellers (VARs).

•	We intend to further expand our international presence and partner base worldwide.

•	We intend to continue to focus on systems integrators and other strategic partners to open new avenues of distribution for our products and solutions.

•	Working at the field sales level with our strategic partners, we intend to leverage their expertise to provide joint solutions to their customer base.

COMPETITION

The competition in the storage systems market consists of a small group of leading vendors, such as EMC, Hewlett Packard, IBM, Hitachi Data Systems, and Network Appliance, and a cadre of hardware and software companies who OEM, remarket, or aggregate storage products from third parties.

Our products compete in the data management software segments. The cost barriers for entry into these markets are relatively low, which means our competitors can range from small companies with limited resources to large, more established companies with substantial resources. Some competitors have substantially greater financial, technical, marketing, sales, distribution, and personnel resources.

SALES AND MARKETING STRATEGY

Our sales and marketing strategy is to further establish strong partnerships with storage vendors and storage channel partners worldwide in order to introduce and promote joint solutions. We have been targeting large Novell NetWare and GroupWise customers with Managed Server HSM for NetWare and are also now using the same strategy to target organizations using Microsoft Windows operating systems.

Strategic Partnerships

To take advantage of the large NetWare customer installed base, we have partnered with firms such as Novell, Computer Associates, and EMC to solicit introductions into their accounts as an approved technology partner. We receive numerous leads generated from Novell’s website as a result of our partnership, whereby visitors to their website can search for third-party NetWare solutions and are provided access to our website link. We are also engaging Novell sales and service engineers at the field level to gain introductions and access to their accounts. Our ability to support both Netware and Windows is an advantage no matter which operating system an account wishes to acquire.

We partner with EMC to promote joint sales of their Centera (magnetic WORM compliance) subsystem through Managed Server HSM - Centera Proven Edition, which is EMC certified through strict independent testing. EMC selected Veritest to perform integration testing for EMC Centera, which utilize a range of rigorous test criteria designed by EMC and Veritest to ensure each certified partner meets a very high level of quality and operability.

The certification of Managed Server HSM for Windows 2000 and our partnership with Microsoft was another milestone in our strategic plan for multi-platform distribution. Adding support for Windows 2003 servers has opened up new partnering opportunities with other strategic storage vendors.

The first strategic partnership to specifically utilize Managed Server HSM for Windows technology and the most important strategic partnership developed during the current fiscal year is the OEM Licensing and Distribution Agreement signed on June 30, 2005, with Computer Associates. As of the date of this filing Computer Associates has launched BrightStor HSM for Windows using a private labeled version of our HSM for Windows technology. The Company is currently working with Computer Associates to train the technical and sales personnel who will be selling and promoting this new BrightStor storage platform offering. The Company intends to further develop and promote this relationship during the fiscal year to include additional Company products and additional integration with the Computer Associates other BrightStor storage related products.

IBM has certified our Managed Server products with Ready for IBM Tivoli Software validation. The Company can now offer its suite of data management solutions for use in existing and future IBM Tivoli Storage Manager environments. Managed Server HSM Tivoli Edition will provide users of Tivoli back up and Tivoli storage pools the full range of benefits provided by automated multi-tiered HSM. Our strategic plan includes leveraging these capabilities and IBM’s distribution channel to help the Company promote this relationship and new product offerings in the upcoming fiscal year.

Channel Partnerships

In addition to working with large storage vendors to gain assess to their installed base of customers, CaminoSoft is expanding its value added reseller (“VAR”) program to recruit high-end storage resellers, VARs, and Systems Integrators to do the same with their customer base. During the prior fiscal year we announced a Premier Reseller program to target these high-end channel partners with a goal of having broad geographic and industry coverage.

Working with our strategic partner storage vendors, we intend to bring on additional non-exclusive distributors worldwide that support our strategy and open new markets for our ILM solutions. The strategic partner relationships developed during the current fiscal year will also open additional distribution channels not previously available to the Company.

Major Customers

As of December 31, 2006, 61% of accounts receivable were due from four customers. Two major distributors represent 37% of sales during the quarter.

Technology Partnerships

To assist us in providing as much of a complete solution as possible for our target markets and clients, we will continue to establish technology partnerships that broaden our product portfolio. We signed an integration and distribution agreement with Pegasus Disk Technologies to distribute InveStore archive management software drivers for UDO, magneto-optical, and DVD management. The Company also completed certification testing and announced solutions combining Managed Server HSM for NetWare and Windows 2000/2003 with nStor’s NexStor® 4700 Serial ATA data storage systems. The combination provides users with reliable lower cost storage, and increased data availability for storing migrated information from expensive production storage.

We have also established partnerships with two firms that provide e-mail archiving solutions: The Messaging Architects (Novell GroupWise e-mail systems) and Executive Technologies (Microsoft Exchange/Outlook email systems). Together, we provide the basic platform for e-mail and electronic document retention policy compliance.

EMPLOYEES

We currently employ 11 people full time and 5 full time consultants.

PROPERTY

As of December 31, 2006, we lease one office facility in Westlake Village, California for the Company’s executive offices pursuant to a lease extension expiring January 31, 2008, at a rental rate of $10,036 per month.

LEGAL PROCEEDINGS

We are not a party to any material legal proceedings and there are no material legal proceedings pending with respect to our property. We are not aware of any legal proceedings contemplated by any governmental authorities involving either us or our property. None of our directors, officers or affiliates is an adverse party in any legal proceedings involving us or our subsidiaries, or has an interest in any proceeding which is adverse to us or our subsidiaries.

MANAGEMENT

The following table and text set forth the names and ages of all directors and executive officers of our company as of December 31, 2006. The Board of Directors is comprised of only one class. All of the directors will serve until the next annual meeting of shareholders and until their successors are elected and qualified, or until their earlier death, retirement, resignation or removal. There are no family relationships between or among the directors, executive officers or persons nominated or charged by our company to become directors or executive officers. Executive officers serve at the discretion of the Board of Directors, and are appointed to serve until the first Board of Directors meeting following the annual meeting of shareholders. Also provided herein are brief descriptions of the business experience of each director and executive officer during the past five years and an indication of directorships held by each director in other companies subject to the reporting requirements under the Federal securities laws.

As of December 31, 2006, the directors and executive officers of the Company are as follows:

Name	Age	Position
Robert Pearson	70	Director
Robert Degan	68	Chairman of the Board
Stephen Crosson	47	Chief Financial Officer, Chief Operating Officer, Secretary & Director
Russell Cleveland	67	Director
Michael Skelton	59	Chief Executive Officer, Director
Lee Pryor	69	Director

Robert Pearson, Mr. Pearson, who became a director in 1997, has been associated with Renaissance Capital Group (“RCG”) since April 1994. RCG is the investment advisor of the largest shareholders of the Company. Presently, Mr. Pearson serves as a Senior Vice President and Director of Corporate Finance of RCG. He served as Executive Vice President of the Thomas Group from May 1990 to March 1994. For 25 years, Mr. Pearson held various senior management positions at Texas Instruments, including Vice President of Finance from October 1983 to June 1985. Mr. Pearson holds directorships in the following companies: Poore Brothers, a manufacturer of snack food products; Advanced Power Technology, Inc., a power semiconductor manufacturer; eOriginal, Inc., a privately owned developer of technology and software for creation of electronic contracts; Laserscope, Inc., a marketer and manufacturer of lasers for medical use; and Simtek Corporation, a fables semiconductor company that designs and markets non-volatile static random access memories.

Robert Degan, Mr. Degan became a director in January 2001 and was named Chairman in March 2006. From 1989 to 1996, Mr. Degan was President and Chief Executive Officer of Tylink Corporation, a private company, which designs, manufactures and markets digital access products. In August 1996, Tylink Corporation was acquired by Sync Research a public company. From August 1996 to December 1996, Mr. Degan was Executive Vice President of Sync Research. From 1997 to 1998, Mr. Degan was Chairman, President and Chief Executive Officer of Summa Four Inc., a public company, which is a leading provider of switching platforms. In November 1998 Summa Four, Inc. was acquired by Cisco Systems, Inc. From November 1998 through December 1999, Mr. Degan was General Manager of the Enhanced Services and Migration business unit of Cisco Systems, Inc. From January 2000 to the present, Mr. Degan has been a private investor. Mr. Degan holds a directorship with Overland Storage, a data storage manufacturing firm and Flexi International, both NASDAQ companies.

Stephen Crosson, Mr. Crosson joined the Company in March 1985 and was manager of accounting and government contracts and logistics. In September 1989, Mr. Crosson became a financial analysis officer with First Interstate Banks Controller’s office. In March 1992, Mr. Crosson returned to the Company as Director of Operations. In April 1995, he became Vice President of Operations. In January of 1997, Mr. Crosson became Corporate Secretary and in April 1998 he became Chief Operating Officer and Treasurer. In January 2003, Mr. Crosson became the Chief Executive Officer, and in August 2003, Mr. Crosson was elected a director. In April 2004, Mr. Crosson became the Chief Financial Officer.

Russell Cleveland, Mr. Cleveland became a director in February 2004. Mr. Cleveland is the President, Chief Executive Officer, sole director, and the majority shareholder of the RENN Group, Inc. Mr. Cleveland has been with RENN Group in these capacities for over ten years since the first fund was formed in 1994. He is a Chartered Financial Analyst with more than 35 years experience as a specialist in investments for smaller capitalization companies. A graduate of the Wharton School of Business, Mr. Cleveland serves on the Boards of Directors of Renaissance US Growth Investment Trust PLC, BFS US Special Opportunities Trust PLC, Renaissance Capital Growth & Income Fund III, Inc., Integrated Security Systems, Inc., Tutogen Medical, Inc., Digital Recorders, Inc., and Cover-All Technologies, Inc.

Michael Skelton, Mr. Skelton joined the Company in April 2004 as the Chief Executive Officer. From August 2001 to April 2004, Mr. Skelton was an interim executive management consultant working with public and private technology companies. From 1987 to 1992, Mr. Skelton was Vice President and General Manager of TAB Products Co., a records management company. From 1993 to 1995, Mr. Skelton was Vice President of Sales and Marketing for SCO Inc., a company that provides UNIX operating system software. From 1996 to 1997, Mr. Skelton was President and C.E.O. of TracePoint Technology, Inc., a provider of software developer tools. From 1998 to 1999, Mr. Skelton was Vice President of Sales for NetManage, Inc., a provider of enterprise application integration software and services. From January 2000 to July 2001, Mr. Skelton was President and C.E.O. of Menta Software, Ltd., which provided technology to web enable Microsoft Windows applications.

Lee Pryor, Mr. Pryor became a director in March 2006. Mr. Pryor is founder and chief executive officer of Interventures, LLC, an advisory and coaching services firm assisting start-up and late-stage entrepreneurial companies. During the past five years Mr. Pryor has provided advisory services to businesses for strategy evaluation, marketing programs and management best practices. Mr. Pryor also gives speeches on management and entrepreneurship and provides seminars and workshops on the topics of management, marketing and strategy to his clients. Mr. Pryor attended Johns Hopkins University, the U.S. Naval Academy, and Northwestern University. He is a frequent speaker at venture capital conferences, association meetings, and business schools on such topics as strategy, leadership, and managing for success.

FAMILY RELATIONSHIPS

There are no family relationships between or among the directors, executive officers or persons nominated or charged by us to become directors or executive officers.

MEETINGS; ATTENDANCE; COMMITTEES

The Board has an Audit Committee. The duties of the Audit Committee include (i) recommending to the Board the engagement of the independent auditors, (ii) reviewing the scope and results of the yearly audit by the independent auditors, (iii) reviewing our system of internal controls of procedures, and (iv) investigating, when necessary, matters relating to the audit functions. It reports to the Board concerning its activities. The current members of this Committee are Messrs. Pryor and Degan. Mr. Degan serves as the audit committee chairman. The Audit Committee held 4 meetings during the fiscal year ended September 30, 2006.

The Board also has a Compensation Committee. The Compensation Committee makes recommendations to the Board concerning compensation and other matters relating to employees. The Committee also grants options under, and administers, our Stock Option Plan. The current members of the Committee are Messrs. Degan and Pryor. Mr. Pryor serves as chairman of the Compensation Committee. The Compensation Committee held two meetings during the fiscal year ended September 30, 2006.

DIRECTOR COMPENSATION

Directors do not receive any annual compensation. Outside directors receive $1,000 each for each meeting attended and reimbursement for out-of-pocket expenses for attending meetings. Mr. Pearson and Mr. Cleveland have waived the meeting fees. During the fiscal year ended September 30, 2005, the directors waived director fees for meetings held between October 2004 and August 2005.

EMPLOYMENT AGREEMENTS

During the fiscal year ended September 30, 2004, the Company entered into an employment agreement with Michael Skelton (C.E.O. & Director), whereby Mr. Skelton will receive $14,000 per month salary for an indeterminate period of time. The contract may be terminated by the Company or Mr. Skelton at any time. If Mr. Skelton is terminated without cause he will receive salary and benefits for up to 6 months after termination. During the fiscal year ended September 30, 2005, the Company reimbursed Mr. Skelton $24,000 for apartment rental expense. The rental reimbursement expired during October 2005 and was not extended.

During the fiscal year ended September 30, 2003, the Company entered into a two year employment agreement with Mr. Stephen Crosson to be Chief Executive Officer of the Company reporting to the Chairman of the Board of Directors. The original contract was for two years beginning August 1, 2003, with an annual salary of $150,000 per year with the possibility of bonuses at the discretion of the Board of Directors. Subsequently the agreement was amended on April 19, 2004 and Mr. Crosson is currently the Chief Financial Officer and Chief Operating Officer of the Company and will receive $12,500 per month for an indeterminate period of time. The contract may be terminated by the Company or Mr. Crosson at any time. The contract includes a bonus fee of 1% of any acquisition price or licensing fee over $1,000,000 paid to the Company. If Mr. Crosson is terminated without cause he will receive salary and benefits for up to 6 months after termination.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid by the Company for its fiscal years ended September 30, 2006, 2005, and 2004 to its Chief Executive Officer and Chief Financial Officer (the “Named Executive Officers”). No other executive officer received compensation which exceeded $100,000 for the fiscal year ended September 30, 2006.

ANNUAL COMPENSATION					Long Term Compensation Awards
NAME AND PRINCIPAL POSITION	FISCAL YEAR ENDED SEPTEMBER 30,	SALARY	BONUS	ALL OTHER COMPENSATION	Securities Underlying Options SARs
Michael Skelton,	2006	$168,000	—	—	—
Chief Executive Officer	2005	$168,000	39,000	—	—
	2004	$168,000	—	—	1,400,000

Stephen Crosson,	2006	$150,000	—	—	100,000
Chief Financial Officer,	2005	$150,000	39,000	—	—
Chief Operating Officer,	2004	$150,000	—	—	385,000
Corporate Secretary &
Director

OPTION GRANTS IN 2006

The following table sets forth certain information regarding option grants to the Named Executive Officers during the fiscal year ended September 30, 2006.

NAME	Number of Securities Underlying Options Granted	Percentage of Total Options Granted to Employees In 2006	Average Exercise Price Per Share	Expiration Date
Michael Skelton	—	—	—	—
Stephen Crosson	100,000	30.21	1.14	12/8/09

OPTION EXERCISES AND FISCAL YEAR-END VALUES

	Shares Acquired		Number of Securities Underlying Unexercised Options at Year-End		Value of Unexercised in the Money Options at Year-End
Name	On Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Michael Skelton	—	—	700,000	700,000	—	—
Stephen Crosson	—	—	983,000	100,000	—	—

There were no options exercised by the Named Executive Officers during fiscal year 2006.

CODE OF ETHICS

The Company has adopted a code of ethics that applies to the Company’s principal executive officer, principal financial officer and principal accounting officer.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of December 31, 2006 by (I) each person who is known by the Company to own beneficially more than 5% of the Company’s outstanding Common Stock; (ii) each of the Company’s directors; (iii) the named Executive Officers; and (iv) executive officers and directors of the Company as a group:

		COMMON STOCK(1)
NAME AND ADDRESS(2)		NUMBER OF SHARES		PERCENTAGE OF OUTSTANDING(3)
Robert Pearson c/o Renaissance Capital Group 8080 N. Central Expressway Suite 210 Dallas, Texas 75206	(4)	—		—

Robert Degan		268,000	(5)	1.85

Russell Cleveland c/o Renaissance Capital Group 8080 N. Central Expressway Suite 210 Dallas, Texas 75206	(4)	—		—

Lee Pryor		—		—

Stephen Crosson		1,205,770	(6)	7.91

Michael Skelton		741,785	(7)	4.96

Renaissance Capital Growth & Income Fund III, Inc. (“Renaissance Capital”) 8080 N. Central Expressway Suite 210 Dallas, Texas 75206		5,321,226	(8)	33.17

Renaissance US Growth & Income Trust PLC (“Renaissance US”) 8080 N. Central Expressway Suite 210 Dallas, Texas 75206		4,667,698	(9)	29.32

BFSUS Special Opportunities Trust PLC (“BFS US”) 8080 N. Central Expressway Suite 210 Dallas, Texas 75206		7,062,282	(10)	37.15

All executive officers and directors as a group (6 persons)		2,215,555		13.68

(1)
As used herein, the term beneficial ownership is defined by Rule 13d-3 under the Securities Exchange Act of 1934 as consisting of sole or shared voting power and/or sole or shared investment power subject to community property laws where applicable.

(2)	Except as indicated, the address of each person is c/o the Company at 600 Hampshire Road, #105, Westlake Village, California 91361.

(3)	Based on 14,258,756 shares of Common Stock outstanding, as of December 31, 2006.

(4)
Does not include any shares owned by the Renaissance Capital, Renaissance US and BFS US, (the “Renaissance Funds”) described in the table. Messrs Pearson and Cleveland are executive officers of Renaissance Capital Group, Inc. (“RCG”) which is the investment advisor to the Renaissance Funds and the investment manager of Renaissance US.

(5)
Includes currently exercisable options from the Company to purchase 50,000 shares at $.95 per share, 35,000 shares at $.61 per share, 85,000 shares at $.44 per share, and 85,000 shares at $0.41 per share and does not include 35,000 options not currently exercisable.

(6)
Includes currently exercisable options to purchase 48,000 shares from the Company at $.56 per share, 120,000 shares from the Company at $3.87 per share, 60,000 shares from the Company at $5.00 per share, 120,000 shares from the Company at $1.55 per share, 50,000 shares from the Company at $.95 per share, 100,000 shares from the Company at $.61 per share, 100,000 shares from the Company at $.44 per share, options to purchase 300,000 shares from the Company at $0.55 per share, options to purchase 85,000 shares at $0.41 per share and does not include options to purchase 100,000 shares not currently exercisable.

(7)	Includes currently exercisable options from the Company to purchase 700,000 shares at $0.63 per share. Does not include 700,000 options not currently exercisable.

(8)
RCG is the investment advisor of the Renaissance Funds. The Common Shares deemed to be beneficially owned by RCG are comprised of 3,539,414 shares of our Common Stock, options to purchase 26,500 shares at $0.95 per share, options to purchase 18,550 shares at $0.61 per share, options to purchase 38,250 shares at $0.44 per share, options to purchase 37,400 shares at $0.41 per share, warrants to purchase 540,541 shares at $0.74 per share, warrants to purchase 540,540 shares at $1.11 per share, warrants to purchase 471,698 shares at $0.53 per share, warrants to purchase 58,333 shares at $1.14 per share and warrants to purchase 50,000 shares at $0.86 per share. All of such securities are owned by the Renaissance Funds as described herein.

(9)
RCG is the Investment Manager of Renaissance US. The Common Shares deemed to be beneficially owned by the Renaissance US are comprised of 3,006,585 shares of Common Stock and warrants to purchase 540,541 shares at $0.74 per share, warrants to purchase 540,540 shares at $1.11 per share, warrants to purchase 471,698 shares at $0.53 per share, warrants to purchase 58,334 shares at $1.14 per share and warrants to purchase 50,000 shares at $0.86 per share.

(10)
RCG is the Investment Advisor for BFS US. The Common Shares deemed to be beneficially owned by BFS US are comprised of 2,312,818 shares of Common Stock and 3,088,352 shares of Common Stock issuable upon conversion of an aggregate of $1,750,000 of 6% Convertible Debentures at a weighted average conversion price of $0.63 per share. Also includes warrants to purchase 540,541 shares at $0.74 per share, warrants to purchase 540,540 shares at $1.11 per share, warrants to purchase 471,698 shares at $0.53 per share, warrants to purchase 58,333 shares at $1.14 per share and warrants to purchase 50,000 shares at $0.86 per share.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On November 27, 2002, the Company entered into a $1,000,000 6% Convertible Debenture Agreement with BFS US (the “BFS US Debenture”). The full amount was drawn during the fiscal year ended September 30, 2003. Interest of 6% per annum will be paid in monthly installments for three years based on the unpaid principal balance. The BFS US Debenture originally matured on November 27, 2005, at which time the unpaid Principal Amount, and all accrued and unpaid interest and other charges, fees, and payments was due and payable. The conversion price is set at $1.00 unless, however, the five (5)-day average closing price for the Company’s common stock immediately prior to a disbursement is below $1.00, in which case, such five (5)-day average shall become the Conversion Price. As of September 30, 2006, we had a note payable principal balance of $1,000,000 in connection with this convertible debenture and no further funds available to borrow on this debenture. The debenture has certain non-operating covenants associated with the loan. During the fiscal year and as of September 30, 2006, the Company was in compliance with these covenants.

During July 2003, the BFS US entered into a $750,000 6% Convertible Debenture with the Company. The full amount was drawn during the fiscal year ended September 30, 2003. Interest at a rate of 6% per annum is payable in monthly installments for 26 months based on the unpaid principal balance. The debenture originally matured on November 27, 2005, at which time the unpaid Principal Amount, and all accrued and unpaid interest and other charges, fees, and payments then due under the debenture was due and payable in full. The debenture is convertible, at the option of the holder into shares of the Company’s common stock, with an initial conversion price of $0.50 per share. However, if the five (5)-day average closing price for the Common Stock immediately prior to each disbursement is below the $0.50 initial conversion price, the average closing price for such period shall become the conversion price. As of September 30, 2006, we had a note payable principal balance of $750,000 in connection with this convertible debenture and no further funds available to borrow on this debenture. The debenture has certain non-operating covenants associated with the loan. During the fiscal year and as of September 30, 2006, the Company was in compliance with these covenants.

During October 2005, the Company negotiated an extension of the two parts of the Convertible Debenture with a total principal balance of $1,750,000. Pursuant to a Renewal and Modification agreement dated as of October 28, 2005, the lender agreed to extend the maturity date of certain 6% Convertible Debentures in the aggregate principal amount of $1,750,000 to May 27, 2007. In consideration of such extension, the Company agreed to grant the lender a five-year warrant to purchase 175,000 shares of Company Common Stock at an exercise price of $1.14 per share (subject to adjustment). The estimated value of the warrant ($166,093) was recorded on the Company financial statements as debt discount, and is being amortized over the term of the extension.

On December 18, 2003 the Company issued to the Renaissance Funds, BFS US and Renaissance US in a private placement an aggregate of 3,243,243 shares of common stock and 5-year warrants to purchase an aggregate of 3,243,243 shares with 50% of the warrants at an exercise price of $0.74 per share and 50% at an exercise price of $1.11 per share for $1,200,000. The investors are affiliated with Renaissance Capital Group, Inc. See “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.”

During July 2004, the Company received $750,000 from a two year secured loan from Renaissance Capital Group, Inc. managed funds. Interest is payable at 7% per annum in monthly installments based on the outstanding principal balance. As part of the funding, the Company issued five year warrants to purchase an aggregate of 1,415,094 shares of Common Stock at an exercise price of $0.53 per share.

On February 21, 2006, the Company issued to Renaissance Capital, BFS US and Renaissance US an aggregate of 150,000 warrants to purchase shares of common stock at $0.86 per share in consideration of the agreement to extend notes payable to Renaissance Capital, BFS US and Renaissance US in the aggregate principal amount of $750,000 for an 18 month extension of the maturity date. The new maturity date for the notes will be January 19, 2008. The Company will continue to pay 7% interest on a monthly basis based on the current outstanding principal balance of $750,000.

On February 21, 2006, the Company issued to BFS US and Renaissance US an aggregate of 697,674 shares of common stock at a price of $0.86 per share in a private placement for $600,000.

On February 7, 2007, the Company received an aggregate of $200,000 from two three month secured convertible notes from two of RENN Capital Group managed funds. Interest of 8% will be paid in monthly installments during the term of the notes. The notes mature on May 7, 2007, at which time all principal and accured and unpaid interest will be due and payable in full. The notes are convertible at the option of the holder, into shares of the Company’s common stock, with an initial conversion price of $0.30 per share.

DESCRIPTION OF SECURITIES

General

Our authorized capital consists of 100,000,000 shares of common stock, no par value per share. As of December 31, 2006, we had 14,258,756 shares of common stock outstanding. We have no shares of preferred stock issued or outstanding.

Common Stock

Subject to rights which may be granted to holders of preferred stock in the future, each share of our common stock is entitled to one vote at all meetings of our shareholders. Our common shareholders are not permitted to cumulate votes in the election of directors. All shares of our common stock are equal to each other with respect to liquidation rights and dividend rights. There are no preemptive rights to purchase any additional shares of our common stock. In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to receive, on a pro rata basis, all of our assets remaining after satisfaction of all liabilities and preferences of outstanding preferred stock, if any.

Transfer Agent

Our transfer agent is U.S. Stock Transfer Corporation in Glendale, California.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of a substantial number of shares of our common stock in the public market could adversely affect market prices prevailing from time to time. Under the terms of this offering, the shares of common stock offered may be resold without restriction or further registration under the Securities Act of 1933, except that any shares purchased by our “affiliates,” as that term is defined under the Securities Act, may generally only be sold in compliance with Rule 144 under the Securities Act.

Sale of Restricted Shares

Certain shares of our outstanding common stock were issued and sold by us in private transactions in reliance upon exemptions from registration under the Securities Act and have not been registered for resale. Additional shares may be issued pursuant to outstanding warrants and options. Such shares may be sold only pursuant to an effective registration statement filed by us or an applicable exemption, including the exemption contained in Rule 144 promulgated under the Securities Act.

In general, under Rule 144 as currently in effect, a shareholder, including one of our affiliates, may sell shares of common stock after at least one year has elapsed since such shares were acquired from us or our affiliate. The number of shares of common stock which may be sold within any three-month period is limited to the greater of: (i) one percent of our then outstanding common stock, or (ii) the average weekly trading volume in our common stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144. Certain other requirements of Rule 144 concerning availability of public information, manner of sale and notice of sale must also be satisfied. In addition, a shareholder who is not our affiliate, who has not been our affiliate for 90 days prior to the sale, and who has beneficially owned shares acquired from us or our affiliate for over two years may resell the shares of common stock without compliance with many of the foregoing requirements under Rule 144.

Options

We have filed a registration statement on Form S-8 under the Securities Act to register shares of common stock issuable under the 2000 Stock Option Plan. Shares issued upon the exercise of stock options are eligible for resale in the public market without restriction, subject to Rule 144 limitations applicable to affiliates.

The Fusion Transaction

On January 31, 2005 we entered into a common stock purchase agreement with Fusion Capital Fund II, LLC pursuant to which Fusion Capital agreed to purchase on each trading day during the term of the agreement, $10,000 of our common stock or an aggregate of $6,000,000. The $6,000,000 of common stock is to be purchased over a 30-month period, subject to a three month extension or earlier termination at our discretion. The purchase price of the shares of common stock will be equal to a price based upon the future market price of the common stock without any fixed discount to the market price. Fusion Capital does not have the right or the obligation to purchase shares of our common stock in the event that the price of our common stock is less than $0.25.

We have authorized the sale and issuance of 3,680,272 shares of our common stock to Fusion Capital under the common stock purchase agreement of which we have registered 3,680,272. We estimate that the maximum number of shares we will sell to Fusion Capital under the common stock purchase agreement will be 3,000,000 shares (exclusive of the 340,136 shares issued to Fusion Capital as the commitment fee and 340,136 commitment shares to be issued as a commitment fee as we sell shares to Fusion Capital) assuming Fusion Capital purchases all $6,000,000 of common stock. We have previously filed a registration statement with respect to the possible sales to Fusion Capital.

SELLING SHAREHOLDERS

General

The securities being offered hereunder are being offered by the selling shareholders listed below or their transferees, pledgees, donees or successors. The selling shareholders may from time to time offer and sell pursuant to this prospectus up to an aggregate of 847,674 shares of our common stock.

Each selling shareholder may from time to time offer and sell any or all of such selling shareholder's shares that are registered under this prospectus. Because no selling shareholder is obligated to sell shares, and because the selling shareholders may also acquire publicly traded shares of our common stock, we cannot accurately estimate how many shares each selling shareholder will own after the offering, therefore the numbers assume only adding the shares contemplated in this prospectus.

All expenses incurred with respect to the registration of the common stock covered by this prospectus will be borne by us, but we will not be obligated to pay any underwriting fees, discounts, commissions or other expenses incurred by any selling shareholder in connection with the sale of shares.

The following table presents information regarding the selling shareholder. Information about the natural persons who beneficially own our securities held by the entities listed in the table below has been provided to us by these entities. Except as indicated below, none of the selling shareholders are registered broker dealers and neither the selling shareholders nor any of their affiliates has held a position or office, or had any other material relationship, with us.

Selling Shareholder	Shares Beneficially Owned Before Offering		Percentage of Outstanding Shares Beneficially Owned Before Offering (1)	Shares to be Sold in the Offering		Percentage of Outstanding Shares Beneficially Owned After Offering
Renaissance Capital Growth & Income Fund III, Inc.	5,262,893	(2)	32.95%	50,000	(5)	32.95%
Renaissance US Growth & Investment Trust PLC	4,609,364	(3)	29.08%	398,837	(6)	29.08%
BFSUS Special Opportunities Trust PLC	7,003,949	(4)	36.98%	398,837	(7)	36.98%

(1)	Percentage of outstanding shares is based on 14,258,756 shares of common stock outstanding as of June 30, 2006.

(2)
RENN Capital Group, Inc. is the investment advisor to Renaissance Capital Growth & Income Fund III, Inc. and has shared voting power and dispositive power over the shares. Russell Cleveland is the President of RENN Capital Group, Inc. and as such may be deemed the beneficial owner of the securities. The Common Shares deemed to be beneficially owned by the Renaissance Capital Growth and Income Fund III, are comprised of 3,539,414 shares of our Common Stock, options to purchase 26,500 shares at $0.95 per share, options to purchase 18,550 shares at $0.61 per share, options to purchase 38,250 shares at $0.44 per share, options to purchase 37,400 shares at $0.41 per share, warrants to purchase 540,541 shares at $0.74 per share, warrants to purchase 540,540 shares at $1.11 per share, warrants to purchase 471,698 shares at $0.53 per share and warrants to purchase 50,000 shares at $0.86 per share.

(3)
RENN Capital Group, Inc. is the investment manager to Renaissance US Growth & Investment Trust PLC and has shared voting power and dispositive power over the shares. Russell Cleveland is the President of RENN Capital Group, Inc. and as such may be deemed the beneficial owner of the securities. The Common Shares deemed to be beneficially owned by the Renaissance US are comprised of 3,006,585 shares of Common Stock and warrants to purchase 540,541 shares at $0.74 per share, warrants to purchase 540,540 shares at $1.11 per share, warrants to purchase 471,698 shares at $0.53 per share and warrants to purchase 50,000 shares at $0.86 per share.

(4)
RENN Capital Group, Inc. is the investment advisor to BFSUS Special Opportunities Trust PLC and has shared voting power and dispositive power over the shares. Russell Cleveland is the President of RENN Capital Group, Inc. and as such may be deemed the beneficial owner of the securities. The Common Shares deemed to be beneficially owned by BFS US are comprised of 2,312,818 shares of Common Stock and 3,088,352 shares of Common Stock issuable upon conversion of an aggregate of $1,750,000 of 6% Convertible Debentures at a weighted average conversion price of $0.63 per share. Also includes warrants to purchase 540,541 shares at $0.74 per share, warrants to purchase 540,540 shares at $1.11 per share, warrants to purchase 471,698 shares at $0.53 per share and warrants to purchase 50,000 shares at $0.86 per share.

(5)	Includes 50,000 shares issuable upon exercise of warrant

(6)	Includes 50,000 shares issuable upon exercise of warrant and 348,837 shares of Common Stock.

(7)	Includes 50,000 shares issuable upon exercise of warrant and 348,837 shares of Common Stock.

Renaissance Transactions

Pursuant to a Renewal and Modification Agreement dated as of February 21, 2006 among BFS US Special Opportunities Trust PLC (“BFS”), Renaissance Capital Growth Income Fund III (“Renn III”) and Renaissance US Growth Investment Trust PLC (“RUSGIT”) (collectively the “Lenders”), on the one hand, and our company, on the other hand, the Lenders agreed to extend the maturity date of the Secured Subordinated Promissory Note dated July 19, 2004 in the amount of $250,000 payable to the order of Renn III, the Secured Subordinated Promissory Note dated July 19, 2004 in the amount of $250,000 payable to the order of RUSGIT, and the Secured Subordinated Promissory Note dated July 19, 2004 in the amount of $250,000 payable to the order of BFS (collectively the “Notes”) from July 19, 2006 to January 19, 2008. In consideration of such extension, we agreed to grant to each Lender a five-year warrant (the “Warrant”) to purchase 50,000 shares of CaminoSoft Common Stock (the “Warrant Shares”) at an exercise price of $.86 per share (subject to adjustment). Pursuant to a Stock Purchase Agreement dated as of February 21, 2006 among CaminoSoft, The Frost National Bank FBO Renaissance US Growth Investment Trust PLC, a public limited company registered in England and Wales, Trust No. W00740100, The Frost National Bank, FBO BFS US Special Opportunities Trust PLC, a public limited company registered in England and Wales, Trust No.W00118000 (collectively, the “Purchasers”), and RENN Capital Group, Inc., a Texas corporation, solely as agent for the Purchasers and not on its own behalf (the “Agent”), we issued to the Purchasers an aggregate of 697,674 shares of our Common Stock (the “Shares”).

PLAN OF DISTRIBUTION

General

The common stock offered by this prospectus is being offered by the selling shareholders. The common stock may be sold or distributed from time to time by each selling shareholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this Prospectus may be effected in one or more of the following methods:

•	ordinary brokers' transactions;

•	transactions involving cross or block trades;

•	through brokers, dealers, or underwriters who may act solely as agents;

•	“at the market” into an existing market for the common stock;

•	in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

•	in privately negotiated transactions; or

•	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

Brokers, dealers, underwriters, or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling shareholder and/or purchasers of the common stock for whom the broker-dealers may act as agent. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions.

The selling shareholders may be “underwriters” within the meaning of the Securities Act.

Neither we nor the selling shareholders can presently estimate the amount of compensation that any agent will receive. We know of no existing arrangements between the selling shareholders, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares offered by this Prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters, or dealers and any compensation from each selling shareholder and any other required information.

We will pay all of the expenses incident to the registration, offering, and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers, or agents. We have also agreed to indemnify the selling shareholders and related persons against specified liabilities, including liabilities under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

We have advised the selling shareholders that while it is engaged in a distribution of the shares included in this Prospectus it is required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes each selling shareholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered hereby in this Prospectus.

This offering will terminate on the date that all shares offered by this Prospectus have been sold by the selling shareholders.

Registration Obligations

Under a registration rights agreement between us and the selling shareholders, we have agreed to register the shares for resale by such selling shareholders under the Securities Act and to maintain the effectiveness of that registration until the earliest date on which:

•	the shares of such selling shareholders covered by this prospectus have been disposed of pursuant to the registration statement,

•
the shares of such selling shareholders covered by this prospectus that are then held by such selling shareholders may be sold under the provisions of Rule 144 without limitation as to volume, whether pursuant to Rule 144(k) or otherwise, or

•
we have determined that the shares covered by this prospectus that are then held by such selling shareholders may be sold without restriction under the Securities Act and we have removed any stop transfer instructions relating to such shares.

The selling shareholders have each agreed to comply with applicable state and federal securities laws and the rules and regulations promulgated thereunder in connection with their sale of the shares. Each selling shareholder will pay all commissions and its own expenses, if any, associated with the sale of the shares, other than the expenses associated with preparing this prospectus and the registration statement of which it is a part. Pursuant to the stock purchase agreements and certain agreements between us and certain selling shareholders, we have agreed to indemnify the selling shareholders against certain liabilities including liabilities under the Securities Act and such selling shareholders have agreed to indemnify us against certain liabilities including liabilities under the Securities Act.

We will pay the costs of registering the shares as contemplated by the stock purchase agreement, including the expenses of preparing this prospectus and the related registration statement of which it is a part. We estimate that our costs associated with such registration will be approximately $30,000.

LEGAL MATTERS

The validity of the issuance of the common stock offered hereby will be passed upon for us by Troy & Gould Professional Corporation.

EXPERTS

The consolidated financial statements of CaminoSoft Corp. as of September 30, 2006 and 2005 and for the years then ended appearing in this prospectus have been audited by Weinberg & Company, P.A., an independent registered public accounting firm, as set forth in its report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as an expert in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file current, quarterly and annual reports with the SEC on forms 8-K, 10-QSB and 10-KSB. We have filed with the SEC under the Securities Act of 1933 a registration statement on Form SB-2 with respect to the shares being offered in this offering. This prospectus does not contain all of the information set forth in the registration statement, certain items of which are omitted in accordance with the rules and regulations of the SEC. The omitted information may be inspected and copied at the Public Reference Room maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information about operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. Copies of such material can be obtained from the public reference section of the SEC at prescribed rates. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete and in each instance reference is made to the copy of the document filed as an exhibit to the registration statement, each statement made in this prospectus relating to such documents being qualified in all respects by such reference.

For further information with respect to us and the securities being offered hereby, reference is hereby made to the registration statement, including the exhibits thereto and the financial statements, note, and schedules filed as a part thereof.

  FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

To the Board of Directors of
CaminoSoft Corp.:

We have audited the accompanying consolidated balance sheets of CaminoSoft Corp. and Subsidiary (the "Company"), as of September 30, 2006 and 2005 and the related consolidated statements of operations, changes in shareholders' deficiency and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly in all material respects, the financial position of CaminoSoft Corp. and Subsidiary as of September 30, 2006 and 2005, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements the Company incurred a net loss of $1,712,253 and a negative cash flow from operating activities of $375,504 for the year ended September 30, 2006, and had a working capital deficiency of $1,869,675 and a shareholders’ deficiency of $2,868,551 at September 30, 2006. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans concerning this matter are also described in Note 1. The accompanying consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

WEINBERG & COMPANY, P.A.

Los Angeles, CA
December 5, 2006

CAMINOSOFT CORP.
CONSOLIDATED BALANCE SHEETS

	September 30,	September 30,
	2006	2005
ASSETS

Current Assets:
Cash and cash equivalents	$441,595	$220,186

Accounts receivable, net of allowance of $20,000 and $20,000	248,672	1,043,176

Total Current Assets	690,267	1,263,362

Property and Equipment, net of accumulated depreciation of
$71,608 and $50,678	18,304	36,147

Software, net of accumulated amortization of
$715,226 and $597,041	112,164	230,349

Deposits	9,582	11,282

Deferred Financing Costs	-	262,075

Total Assets	$830,317	$1,803,215

LIABILITIES AND SHAREHOLDERS' DEFICIENCY

Current Liabilities:
Accounts payable	$183,144	$191,285
Accrued liabilities	49,430	116,238
Deferred revenues	721,908	1,278,290
Notes payable, current portion, net of discount
of $144,540 and $129,980	1,605,460	620,020

Total Current Liabilities	2,559,942	2,205,833

Notes payable, net of discount
of $23,574 and $14,689	726,426	1,735,311
Deferred revenues	412,500	-

Total Liabilities	3,698,868	3,941,144

Shareholders' Deficiency
Common stock, no par value; authorized 100,000,000 shares;
issued and outstanding 14,258,756 and 13,551,082 shares	18,669,092	17,687,461

Accumulated Deficit	(21,537,643)	(19,825,390)

Total Shareholders' Deficiency	(2,868,551)	(2,137,929)

Total Liabilities and Shareholders' Deficiency	$830,317	$1,803,215

See accompanying notes to Consolidated Financial Statements

CAMINOSOFT CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended
	September 30,
	2006	2005

SALES	$1,772,671	$2,637,201

COST OF SALES	156,523	213,423

GROSS PROFIT	1,616,148	2,423,778

OPERATING EXPENSES
Sales and administrative	2,183,558	2,438,708
Depreciation	20,930	18,948
Research and Development	484,043	473,830

Total Operating Expenses	2,688,531	2,931,486

Loss From Operations	(1,072,383)	(507,708)

OTHER INCOME (EXPENSE)
Interest expense	(377,811)	(262,717)
Interest income	16	16
Write off of deferred financing costs	(262,075)	-

Total Other Expense	(639,870)	(262,701)

Net Loss	($1,712,253)	($770,409)

Weighted average number of common shares outstanding:
(basic and diluted):	13,978,763	13,506,795

Net loss per common share:
(basic and diluted)	($0.12)	($0.06)

See accompanying notes to Consolidated Financial Statements

CAMINOSOFT CORP
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIENCY

	Common Stock		Accumulated
	Shares	Amount	Deficit	Total
Balance at October 1, 2004	13,462,750	$17,650,361	($19,054,981)	($1,404,620)

Common stock issued for legal services	4,762	2,000	-	2,000

Common stock issued for employee bonus	83,570	35,100	-	35,100

Net loss for the year ended September 30, 2005	-	-	(770,409)	(770,409)

Balance at October 1, 2005	13,551,082	17,687,461	(19,825,390)	(2,137,929)

Warrant issued for debenture financing extension	-	166,093	-	166,093

Fair value of options issued to employees and consultants	-	133,575	-	133,575

Private placement of common stock	697,674	600,000	-	600,000

Warrant issued for loan extension	-	77,663	-	77,663

Common stock issued to consultant for services	10,000	4,300	-	4,300

Net loss for the year ended September 30, 2006	-	-	(1,712,253)	(1,712,253)

Balance at September 30, 2006	14,258,756	$18,669,092	($21,537,643)	($2,868,551)

See accompanying notes to Consolidated Financial Statements

CAMINOSOFT CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended
	September 30,
	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	($1,712,253)	($770,409)
Adjustments to reconcile net loss to net cash used in
operating activities:
Common stock issued for services and bonus	4,300	37,100
Depreciation and amortization	139,115	137,160
Fair value of common stock options issued to employees
and consultants	133,575	-
Write off deferred financing fees	262,075	-
Amortization of debt discount	220,311	214,717
Changes in operating assets and liabilities:
Accounts receivable	794,504	(829,498)
Prepaid expense	-	(75,000)
Accounts payable and accrued liabilities	(74,949)	70,471
Deposits	1,700	360
Deferred revenue	(143,882)	1,027,986
Net cash used in operating activities	(375,504)	(187,113)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of fixed assets	(3,087)	(14,045)

Net cash used in investing activities	(3,087)	(14,045)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowing on note payable	-	125,000
Repayment on notes payable	-	(125,000)
Proceeds from the issuance of common stock	600,000	-

Net cash provided by financing activities	600,000	-

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	221,409	(201,158)

CASH AND CASH EQUIVALENTS, beginning of year	220,186	421,344

CASH AND CASH EQUIVALENTS, end of year	$441,595	$220,186

Cash paid for:
Interest	$157,500	$161,510
Income taxes	$1,600	$-

Supplemental non-cash financing and investing activities
During the year ended September 30, 2006, the Company issued warrants valued at $243,756 for debt extensions, which
have been accounted for as discount to long term debt

See accompanying notes to Consolidated Financial Statements

CAMINOSOFT CORP

Notes to Consolidated Financial Statements

Years Ended September 30, 2006 and 2005

Note 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS AND NATURE OF OPERATIONS

CaminoSoft Corp. (the “Company”) previously known as Interscience Computer Corporation, was incorporated under the laws of the State of California on October 14, 1983, to be a third party provider of maintenance services for computer hardware and related peripheral equipment. On September 17, 1999, the Company acquired the assets (the “Camino Assets”) of Camino Software Systems, Inc. (“Camino”), a data storage company. The Camino assets consisted of the name, Camino Software Systems, Inc., the data storage management software, certain business contracts and intangible personal property.

During the year ended September 30, 2000, the Company changed its name to CaminoSoft Corp. to reflect the focus on the data management software business. The Company is now distributing and developing data management software purchased from Camino, which will work with Windows 2000 and Novell operating systems and with Computer Associates, Veritas, EMC, IBM and other enterprise software.

The Company is primarily engaged in the business of developing and marketing data management software. The Company’s product line includes multiple versions of our core HSM technology compatible with operating systems from Novell, Microsoft, Network Appliance and for use with a variety of computer hardware storage devices, including products from EMC, IBM, HP, Hitachi, NetWork Appliance, Dell and others. The Company sells and distributes its products through major technology distribution partners including Ingram Micro, Business Union in the UK, Orchestra in Germany, Amitron in the Netherlands and many other resellers and value added distributors.

In July 2003, the Company incorporated a subsidiary CM Medical Systems, Inc., under the General Corporation Law of California. Currently the subsidiary has no employees, has not issued stock and has not begun operations.

GOING CONCERN

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplates continuation of the Company as a going concern. The Company had a net loss of $1,712,253 and utilized cash of $375,504 in operating activities during the year ended September 30, 2006, and had a working capital deficiency of $1,869,675 and shareholders’ deficiency of $2,868,551 at September 30, 2006. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might result from this uncertainty.

The Company’s working capital requirements in the foreseeable future will depend on a variety of factors including its ability to implement its sales and marketing plan. The Company plans to continue to focus on the integration of its products and solutions with O.E.M. partner products for sales and distribution. This includes selling products through the distribution channels of the partners. The Company has new arrangements, which it believes will generate higher levels of revenue in fiscal 2007. Management has developed additional contingency plans to ensure expenses can be reduced and brought in line with revenues achieved during 2007, allowing the Company to extend the operating capital. The Company currently expects that new financing will provide sufficient cash to fund its projected operations for the immediately foreseeable future and believes additional financing will be available if and when needed. If the Company is unable to achieve projected operating results and/or obtain such additional financing if and when needed, management will be required to curtail growth plans and scale back development activities. No assurances can be given that the Company will achieve increased revenues. Further, no assurances can be given that the Company’s current financing will be sufficient to support the Company’s planned level of operations. If adequate funds are not available or are not available at acceptable terms, the Company’s ability to finance its expansion, develop or enhance services or products or respond to competitive pressures would be significantly limited.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of assets and liabilities, revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

TRADE RECEIVABLES

Trade receivables are recorded at net realizable value consisting of the carrying amount less an allowance for uncollectible accounts, as needed.

The Company uses the allowance method to account for uncollectible trade receivable balances. Under the allowance method, if needed, an estimate of uncollectible customer balances is made based upon specific account balances that are considered uncollectible. Factors used to establish an allowance include the credit quality of the customer and whether the balance is significant. At September 30, 2006 and 2005, trade receivables had a net balance in the amount of $248,672 and $1,043,176, net of allowances of $20,000 and $20,000, respectively.

PROPERTY AND EQUIPMENT

Property and equipment is stated at cost. Depreciation is calculated using accelerated methods based upon the estimated useful lives of the related assets, primarily three years.

SOFTWARE

Software capitalization is stated at cost. Amortization is computed on the straight-line method based upon the estimated useful life of the asset, primarily seven years. Statement of Financial Accounting Standards No. 86, “Accounting for the Cost of Computer Software to be Sold, Leased, or Otherwise Marketed”, provides for the capitalization of certain software development costs incurred after technological feasibility of the software is established. The Company capitalized no development costs during the years ended September 30, 2006 and September 30, 2005.

DEFERRED FINANCING COSTS

The Company capitalizes costs incurred related to an equity financing until such time as the stock is issued, or the equity financing is abandoned or unlikely to be used by the Company. These costs include attorney’s and accountant’s fees directly related to the financing and the related issuance of common stock. During the year ended September 30, 2006, the deferred financing costs of $262,075 were deemed impaired and were written off. (see Note 5 - Shareholders’ Deficiency)

IMPAIRMENT OF LONG-LIVED ASSETS

Management regularly reviews long-lived assets for possible impairment. This review occurs annually, or more frequently if events or changes in circumstances indicate the carrying amount of the asset may not be recoverable. If there is an indication of impairment, management prepares an estimate of future cash flows (undiscounted and without interest charges) expected to result from the use of the asset and its eventual disposition. If these cash flows are less than the carrying amount of the asset, an impairment loss is recognized to write down the asset to its estimated fair value.

During the year ended September 30, 2006, the deferred financing costs of $262,075 were deemed impaired and were written off. (see Note 5 - Shareholders’ Deficiency)

INCOME TAXES

The Company uses the asset and liability method of accounting for income taxes. Deferred income taxes are recognized based on the differences between financial statement and income tax valuations of assets and liabilities using applicable tax rates for the year in which the differences are expected to reverse. Valuation allowances are established, when necessary, to reduce deferred tax asset amounts to the amount expected to be realized. The provision for income taxes represents the tax payable (or benefit) for the period and the change in deferred tax assets and liabilities during the year.

REVENUE RECOGNITION

Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the fee is fixed or determinable, and collectibility is probable. We enter into certain arrangements where we are obligated to deliver multiple products and/or services (multiple elements). In these transactions, we allocate the total revenue among the elements based on the sales price of each element when sold separately (vendor-specific objective evidence).

Revenue for products licensed to original equipment manufactures (OEM’s), and perpetual licenses for current products in our server based data management suite of products is recognized as products are shipped or electronically delivered, the fees are fixed or determinable, collection of the resulting receivable is probable and no other significant obligations remain undelivered. If annual service is a part of the sale agreement that portion of the revenue is recorded as unearned due to undelivered elements including, annual telephone support and the right to receive unspecified upgrades/updates of our data management products on a when-and-if-available basis. Unspecified upgrades, or patches, are included in our product support fee. The upgrades are delivered only on a when-and-if-available basis and as defined in SOP 97-2, are considered, Postcontract Customer Support (“PCS”). Vendor-specific objective evidence does exist for these services in the aggregate; however, no vendor-specific objective evidence exists for the unspecified upgrades on a stand-alone basis. When-and-if-available deliverables should be considered in determining whether an arrangement includes multiple elements; however, SOP 97-2 states that if sufficient vendor-specific objective evidence does not exist for the allocation of revenue to the various elements of the arrangement, and if the only undelivered element in an arrangement is PCS, the entire fee for the support should be recognized ratably. Because the timing, frequency, and significance of unspecified upgrades/updates can vary considerably, the point at which unspecified upgrades/updates are expected to be delivered should not be used to support income recognition on other than a straight-line basis. As such, the Company recognizes the product support fee consisting of PCS and unspecified upgrades/updates ratably over the service contract period.

Revenues from services are comprised of consulting and implementation services, and to a limited extent training. Services are generally charged on a time-and-materials or fixed fee basis and include a range of services including, installation of software, establishing software policies and limited training. Services are generally separable from the other elements under the arrangement since the performance of the services is not essential to the functionality of any other element of the transaction. Revenues for services are recognized as the services are performed.

RESEARCH AND DEVELOPMENT

Research and development costs, which consist primarily of software development costs, are expensed as incurred and amounted to $484,043 and $473,830 for the years ended September 30, 2006 and 2005, respectively.

ADVERTISING

Advertising costs are charged to expense as incurred and such costs were $3,750 and $30,017 for the years ended September 30, 2006 and 2005, respectively.

STOCK-BASED COMPENSATION

Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”), established a fair value method of accounting for stock-based compensation plans and for transactions in which an entity acquires goods or services from non-employees in exchange for equity instruments. SFAS No. 123 was amended by Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation - Transition and Disclosure”, which required companies to disclose in interim financial statements the pro forma effect on net income (loss) and net income (loss) per common share of the estimated fair market value of stock options or warrants issued to employees. Through December 31, 2005, the Company accounted for stock-based compensation utilizing the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”), with pro forma disclosures of net income (loss) as if the fair value method had been applied. Accordingly, compensation cost for stock options was measured as the excess, if any, of the fair market price of the Company’s stock at the date of grant over the amount an employee must pay to acquire the stock.

As the exercise price of stock options and warrants issued to employees was not less than the fair market value of the Company’s common stock on the date of grant, and in accordance with the accounting for such options utilizing the intrinsic value method, there was no related compensation expense recorded in the Company’s prior consolidated financial statements. The fair value of stock options and warrants issued to officers, directors and employees at not less than fair market value of the Company’s common stock on the date of grant was estimated using the Black-Scholes option-pricing model, and the effect on the Company’s results of operations was shown in a footnote as if such stock options and warrants had been accounted for pursuant to SFAS No. 123.

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123 (revised 2004), “Share Based Payment” (“SFAS No. 123R”), a revision to SFAS No. 123, “Accounting for Stock-Based Compensation”. SFAS No. 123R, superseded APB No. 25 and amended SFAS No. 95, “Statement of Cash Flows”. Effective January 1, 2006, SFAS No. 123R requires that the Company measure the cost of employee services received in exchange for equity awards based on the grant date fair value of the awards, with the cost to be recognized as compensation expense in the Company’s financial statements over the vesting period of the awards.

Accordingly, the Company will recognize compensation cost for equity-based compensation for all new or modified grants issued after December 31, 2005. In addition, commencing January 1, 2006, the Company is required to recognize the unvested portion of the grant date fair value of awards issued prior to adoption of SFAS No. 123R based on the fair values previously calculated for disclosure purposes over the remaining vesting period of the outstanding stock options and warrants.

The Company adopted SFAS No. 123R effective January 1, 2006, and is using the modified prospective method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS No. 123R for all share-based payments granted after the effective date and (b) based on the requirements of SFAS No. 123R for all awards granted to employees prior to the effective date of SFAS No. 123R that remain unvested on the effective date.

Prior to the adoption of SFAS 123R, all stock options and warrants issued to employees and others had an exercise price not less than the fair market value of the Company’s common stock on the date of the grant, and in accordance with accounting for such options utilizing the intrinsic value method there was no related compensation expense recorded in the Company’s financial statements. Had compensation cost for the stock-based compensation been determined based on the fair value of the grant dates consistent with the method of SFAS 123, the Company’s net loss and loss per share for the year ended September 30, 2005 would have been increased to the pro forma amount presented.

2005

Net loss, as reported	$(770,409)
Add: Stock-based employee compensation
included in reported net loss	—
Deduct: Total stock-based
employee compensation expense determined
under the fair value based method for all awards	(180,650)

Net loss, pro forma	$(951,059)

Basic and diluted net loss per common share,
As reported	$(.06)
Pro forma	$(.07)

The fair value of option grants is estimated on the date of grant utilizing the Black-Scholes option-pricing model with the following weighted average assumptions for grants in 2006, expected life of options were between 3 years and 5 years, expected volatility ranged from 81.5% to 102.5%, risk-free interest rate of 4.32% to 4.88% and a 0% dividend yield.

CONSOLIDATION

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. Intercompany balances and transactions have been eliminated in consolidation.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107, “Disclosures About Fair Value of Financial Instruments,” requires disclosure of the fair value of certain financial instruments. Accounts receivable, accounts payable, accrued liabilities and deferred revenues as reflected in the financial statements approximate fair value because of the short-term maturity of these instruments. The estimated fair value of notes payable is based on borrowing rates currently available to the Company for loans with similar terms and maturities.

CONCENTRATIONS

The Company’s cash balances on deposit with banks are guaranteed by the Federal Deposit Insurance Corporation up to $100,000. The Company may be exposed to risk for the amount of funds held in one bank in excess of the insurance limit. In assessing the risk, the Company’s policy is to maintain cash balances with high quality financial institutions. The Company had cash balances in excess of the $100,000 guarantee as of and during the year ended September 30, 2006.

During the years ending September 30, 2006 and 2005, the Company had one and two major customers respectively, whose revenue volume comprised approximately 11% and 58%, respectively, of the Company’s total revenue. As of September 30, 2006 and 2005, the amounts due from these customers was $75,090 and $53,340, respectively.

EARNINGS (LOSS) PER SHARE

The Company computes earnings (loss) per common share under Statement of Financial Accounting Standards No. 128, “Earnings per Share” (SFAS No. 128), which requires presentation of Basic and Diluted earnings (loss) per share. Basic earnings (loss) per share is computed by dividing income (loss) available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities that could share in the earnings of an entity, such as stock options, warrants or convertible debentures, unless antidilutive.

At September 30, 2006 and 2005, options, warrants and convertible debentures to purchase 12,995,189 and 12,369,939 shares, respectively, were outstanding, but were not included in the computation of diluted loss per common share as the effect would be antidilutive.

REPORTING SEGMENT

Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information,” (“SFAS No. 131”) requires certain disclosures of operating segments, as defined in SFAS No. 131. Management has determined that the Company has only one operating segment and therefore is not required to disclose operating segment information. The Company does not account for the net sales of its various products separately, and the disclosure required by SFAS No. 131 of product revenue is not presented because it would be impracticable to do so.

COMPREHENSIVE INCOME

A statement of comprehensive income is not presented in our financial statements since we do not have any of the items of other comprehensive income in any period presented.

RECENT ACCOUNTING PRONOUNCEMENTS

In July 2006, the FASB issued interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes,” which clarifies the accounting for uncertainty in income taxes recognized in the financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes.” FIN 48 provides guidance on the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosures, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. Accordingly, FIN 48 will be adopted commencing in the first quarter of the Company’s fiscal year 2008.

In September 2006, the Financial Accounting Standards Board issued Statement No. 157 (“SFAS No. 157”), “Fair Value Measurements.” SFAS No. 157 establishes a formal framework for measuring fair value under GAAP. It defines and codifies the many definitions of fair value included among various other authoritative literature, clarifies and, in some instances, expands on the guidance for implementing fair value measurements, and increases the level of disclosure required for fair value measurements. Although SFAS No. 157 applies to and amends the provisions of existing FASB and AICPA pronouncements, it does not, of itself, require any new fair value measurements, nor does it establish valuation standards. SFAS No. 157 applies to all other accounting pronouncements requiring or permitting fair value measurements, except for SFAS No. 123 (R), share-based payment and related pronouncements, the practicability exceptions to fair value determinations allowed by various other authoritative pronouncements, and AICPA Statements of Position 97-2 and 98-9 that deal with software revenue recognition. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.

In September 2006, the Financial Accounting Standards Board issued Statement No. 158 (“SFAS No. 158”), “Accounting for Defined Benefit Pension and Other Postretirement Plans.” SFAS No. 158 requires that for public companies the full funding status of defined benefit pension and other postretirement plans be recognized on the balance sheet as an asset (for overfunded plans) or as a liability (for underfunded plans). In addition, SFAS No. 158 calls for recognition in other comprehensive income or gains or losses any prior service costs or credits that are not yet included as components of periodic benefit expense. Finally, SFAS No. 158 requires that the measurement of defined benefit plan assets and obligations be as of the balance sheet date. The Company plans to adopt the recognition provisions of SFAS No. 158 as of the end of the fiscal year end after December 15, 2006 and the measurement date provisions as of the balance sheet date for fiscal years ending after December 15, 2008.

The Company does not believe that the adoption of the above recent pronouncements will have a material effect on the Company’s consolidated financial position or results of operations.

NOTE 2 - PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

	September 30,
	2006	2005
Furniture and fixtures	$13,084	$13,084
Test and training equipment	76,828	73,741

	89,912	86,825

Less accumulated depreciation	(71,608)	(50,678)

	$18,304	$36,147

Depreciation expense was $20,930 and $18,948 for the years ending September 30, 2006 and 2005, respectively.

NOTE 3 - SOFTWARE

On September 17 1999, the Company acquired the assets (the “Camino Assets”) of Camino Software Systems, Inc. (“Camino”) for 468,000 shares of the Company’s common stock valued at $187,200 and assumed $315,172 of certain Camino liabilities. The Camino Assets consisted of the name, Camino Software Systems, Inc., the data storage management software, certain business contracts and intangible personal property. The Company has allocated the amounts paid and assumed in the amount of $502,372 to the fair value of the software acquired. The software is being amortized on a straight line basis over seven years. Net book value of the original purchased software at September 30, 2006 and 2005 is $0 and $71,745, respectively.

During the years ended September 30, 2006 and 2005 there was no development cost capitalized. The net book value for software at September 30, 2006 and 2005 is $112,164 and $230,349, respectively, which includes the original software purchase of the Camino Assets plus additional capitalization prior to fiscal year 2003.

	September 30,
	2006	2005

Software	$827,390	$827,390

Less accumulated amortization	(715,226)	(597,041)

	$112,164	$230,349

Amortization expense was $118,185 and $118,212 for the years ending September 30, 2006 and 2005, respectively.

NOTE 4 - NOTES PAYABLE

In December 2002, the Company issued a 6% unsecured convertible debenture for $1,000,000. Interest of 6% per annum will be paid in monthly installments for three years based on the unpaid principal balance. The full $1,000,000 was borrowed during the year ended September 30, 2003 and was outstanding as of September 30, 2006 and 2005. The debenture matured on November 27, 2005, at which time the unpaid principal amount and all accrued and unpaid interest would have become due and payable in full. The debenture is convertible, at the option of the holder, into shares of the Company’s common stock, with a conversion price of $0.62 per share. As part of the funding during fiscal year ended September 30, 2003, the Company issued 5 year warrants to the lender to purchase 500,000 shares of the Company’s common stock. The warrants were valued at $176,224 and recorded as debt discount, and are being amortized over the life of the loan. During the years ended September 30, 2006 and 2005, $14,685 and $58,741, respectively, of discount was amortized and included in the statement of operations.

During July 2003, the Company issued another 6% unsecured convertible debenture for up to $750,000. Interest at a rate of 6% per annum is payable in monthly installments for 26 months based on the unpaid principal balance. The debenture matured on November 27, 2005, at which time the unpaid principal amount and all accrued and unpaid interest would have become due and payable in full. The debenture is convertible, at the option of the holder, into shares of the Company’s common stock, with a conversion price of $0.41 per share. At September 30, 2006, the Company had borrowed $750,000, the entire amount available.

Pursuant to a Renewal and Modification agreement dated October 28, 2005, the Company negotiated an extension of the two convertible debentures referenced above with a total principal balance of $1,750,000. The lender agreed to extend the maturity date of the two 6% Convertible Debentures dated November 27, 2002 in the aggregate principal amount of $1,750,000 to May 27, 2007. In consideration of such extension, the Company granted the lender a five-year warrant to purchase 175,000 shares of the Company’s common stock at an exercise price of $1.14 per share (subject to adjustment). The estimated value of the warrant of $166,093 was recorded on the Company’s financial statements as debt discount and is being amortized over the term of the extension. During the year ended September 30, 2006, $92,274 of discount was amortized and included in the statement of operations.

During July 2004, the Company received $750,000 from a two year secured loan from Renaissance Capital Group managed funds. Interest is paid at 7% in monthly installments based on the outstanding principal balance. As part of the funding, the Company issued five-year warrants to purchase an aggregate of 1,415,094 shares of common stock at an exercise price of $0.53 per share. The estimated value of the warrants of $311,953 was recorded on the Company’s financial statements as debt discount and is being amortized over the life of the loan. During the years ended September 30, 2006 and 2005, $92,168 and $155,977, respectively, of discount was amortized and included in the statement of operations.

During February 2006, the Company issued to the Renaissance Capital Group managed funds an aggregate of 150,000 warrants to purchase the Company’s common stock at $0.86 per share in consideration of an agreement to extend the $750,000 loan payable maturity date for an additional 18 months. The new maturity date for the notes is January 19, 2008. The Company will continue to pay 7% interest on a monthly basis based on the current outstanding principal balance of $750,000. The estimated value of the warrants of $77,663 was recorded on the Company’s financial statements as debt discount and is being amortized over the term of the extension. During the year ended September 30, 2006, $21,181 of discount was amortized and included in the statement of operations.

Annual principal payments for fiscal years 2006 and 2007 are as follows:

Year ending September 30,	Principal	Debt Discount	Net
2007	$1,750,000	144,540	$1,605,460
2008	750,000	23,574	726,426

Total	$2,500,000	$168,114	$2,331,886

NOTE 5 - SHAREHOLDER’S DEFICIENCY

During September 2004, the Company issued 340,136 shares of stock as commitment shares as part of an equity financing. The commitment shares are part of a common stock purchase agreement which will allow the Company to draw up to $6,000,000 through daily sales of the Common Stock. The Company has agreed to register 3,680,272 shares which include the commitment shares to sell during a 30 month period. The fair value of the issued shares was $187,075, based upon the fair value of the common stock at the date of issuance. The fair value of the shares issued in September 2004, and $75,000 of legal and professional fees incurred in fiscal 2005 relating to the registration, were recorded as deferred financing costs on the Company’s financial statements. During the current fiscal year the deferred financing balance of $262,075 was written off to other expense because the Company determined it was unlikely the equity line would be drawn on and therefore the costs were impaired. The minimum floor market price of the Company’s common stock per the agreement is $0.25 per share, and currently the market price for the Company’s common stock is below this minimum.

During the year ended September 30, 2005, the Company issued 4,762 shares of restricted common stock for legal services rendered. The fair value of the issued shares was $2,000, and this amount was recorded as legal expense on the Company’s financial statements. During the year ended September 30, 2005, the Company issued 85,370 shares of restricted common stock to the named executives as bonus compensation. The fair value of the issued shares was $35,100, and this amount was recorded as compensation expense on the Company’s financial statements.

During June of 2006, the Company issued 10,000 shares of restricted common stock for invester relations services rendered. The fair value of the issued shares was $4,300; this amount was recorded as investor relations expense on the Company’s financial statements.

On February 21, 2006, the Company issued to BFS US Special Opportunities Trust PLC and Renaissance US Growth & Income Trust PLC an aggregate of 697,674 shares of common stock at a price of $0.86 per share in a private placement for $600,000. The stock purchase also included a registration rights agreement requiring the Company to file a registration statement within 180 days of the closing of the purchase agreement. The registration rights agreement included certain penalties payable in shares of stock if the Company did not file within the 180 day period. The Company and the purchasers agreed to amend the registration rights agreement to remove the penalty clause from the registration rights agreement. The Company has agreed to register the resale of its shares as soon as practicable.

STOCK OPTIONS AND WARRANTS

During the year ended September 30, 2006, the Company issued 655,000 options to purchase the Company’s common stock at prices ranging from $0.62 to $1.14 to employees, directors and others under the year 2000 employee stock option plan. The aggregate value of the options vesting from January 1, 2006 to September 30, 2006 was $133,575 and has been reflected as compensation cost. As of September 30, 2006, the aggregate value of unvested options was $740,822, which will be amortized as compensation cost as the options vest. During the year ended September 30, 2006, the Company also granted 325,000 warrants in relation to the extension of debt. (See note 4) The Company granted no options or warrants during the fiscal year ended September 30, 2005.

The Company has 6,000,000 shares approved for issuance as part of the employee stock option plan of which approximately 1,096,000 shares remain available for option grant under the plan. Upon exercise and payment of a vested option the Company would issue the shares for exercise of the option. Each option grant has an individual letter agreement outlining terms of the plan, option and exercise instructions and option termination conditions. The plan was approved by shareholders and is governed by the board of directors and compensation committee of the Company.

The option summary and changes during the year are presented below:

		Weighted
		Average
	Number of	Exercise	Intrinsic
	Shares	Price	Value
Options outstanding
At October 1, 2004	4,984,000	$1.07

Options granted	—	—
Options expired	(380,750)	1.10

Options outstanding
At September 30, 2005	4,603,250	1.06

Options granted	655,000	1.04
Options expired	(354,750)	0.56

Options outstanding
At September 30, 2006	4,903,500	$1.10

Options exercisable
At September 30, 2006	3,467,000	$1.21	$0.27

Options exercisable
At September 30, 2005	3,359,500	$1.23	$0.27

 The following table summarizes information about employee’s stock options outstanding at September 30, 2006.

		Outstanding Weighted Average		Exercisable Weighted Average
		Life	Exercise		Exercise
Exercise Price	Options	(Months)	Price	Options	Price
$0.41	438,000	39	$0.41	389,000	$0.41
0.44	388,000	39	0.44	371,000	0.44
0.52	85,000	39	0.52	85,000	0.52
0.55	302,000	39	0.55	301,000	0.55
0.56	146,000	39	0.56	146,000	0.56
0.61	305,000	39	0.61	305,000	0.61
0.62	70,000	43	0.62	—	0.62
0.63	1,400,000	39	0.63	700,000	0.63
0.87	2,000	51	0.87	—	0.87
0.90	70,000	39	0.90	52,500	0.90
0.95	259,000	39	0.95	259,000	0.95
1.01	205,000	51	1.01	—	1.01
1.14	375,000	39	1.14	—	1.14
1.25	25,000	39	1.25	25,000	1.25
1.30	15,000	39	1.30	15,000	1.30
1.55	300,000	39	1.55	300,000	1.55
3.38	2,000	39	3.38	2,000	3.38
3.56	52,000	39	3.56	52,000	3.56
3.87	314,500	39	3.87	314,500	3.87
5.00	150,000	39	5.00	150,000	5. 00

$0.41-$5.00	4,903,500		$1.10	3,467,000	$1.21

The warrant summary and changes during the year are presented below:

		Weighted
		Average
	Number of	Exercise
	Shares	Price
Warrants outstanding
At October 1, 2004	5,305,337	$0.84

Warrants granted	—	—
Warrants expired	(627,000)	1.09

Warrants outstanding
At September 30, 2005	4,678,337	0.80

Warrants granted	325,000	1.01
Warrants expired	—	—

Warrants outstanding
At September 30, 2006	5,003,337	$0.82

Warrants exercisable
At September 30, 2006	5,003,337	$0.82

Warrants exercisable
At September 30, 2005	4,678,337	$0.80

The following table summarizes information about warrants outstanding at September 30, 2006.
	Outstanding and Exercisable
		Weighted Average
		Life	Exercise
Exercise Price	Warrants	(Months)	Price
0.51	20,000	9	$0.51
0.53	1,415,094	34	0.53
0.74	1,621,623	27	0.74
0.86	150,000	53	0.86
1.11	1,621,620	27	1.11
1.14	175,000	49	1.14

$0.51 - $1.14	5,003,337		$0.82

NOTE 6 - RELATED PARTY TRANSACTION

During the fiscal year ended September 30, 2003, the Company signed a consulting agreement with Mr. Walter Kornbluh (director), to provide consulting services to the Company reporting to the Chairman of the Board of Directors and the Chief Executive Officer. The contract is for two years beginning August 1, 2003, at a rate of $2,500 per month. During the fiscal years ended September 30, 2005 and 2006, the Company paid Mr. Kornbluh $29,450 and $0 in consulting fees, respectively.

During the fiscal years ended September 30, 2005 and 2006, the Company paid Mr. Steven Spector, Chairman of the Board consulting fees of $19,250 and $0 for services rendered during the fiscal year, respectively.

NOTE 7 - COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

The Company leases its facilities under noncancelable operating leases expiring at various dates through 2008. Future minimum rental payments required under noncancelable operating leases at September 30, 2006 are as follows:

Year Ending September 30,	Amount
2007	122,835
2008	41,347

$164,182

Total rent expense for the years ended September 30, 2006 and 2005 amounted to $129,142 and $163,667, respectively.

EMPLOYMENT CONTRACTS

During the fiscal year ended September 30, 2003, the Company signed a two year employment agreement with Mr. Stephen Crosson to be the Chief Executive Officer of the Company reporting to the Chairman of the Board of Directors. The contract was for two years beginning August 1, 2003, with an annual salary of $150,000 per year and the possibility of bonuses at the discretion of the Board of Directors. The agreement was amended on April 19, 2004. Mr. Crosson will receive $12,500 per month for an indeterminate period of time and will receive a bonus fee of 1% of any acquisition price or licensing fee over $1,000,000 paid to the Company. If Mr. Crosson is terminated without cause he will receive salary and benefits for up to 6 months after termination.

During the Fiscal year ended September 30, 2004, the Company entered into an at will employment agreement with Michael Skelton (C.E.O. & Director). Mr. Skelton will receive $14,000 per month salary for an indeterminate period of time. The contract may be terminated by the Company or Mr. Skelton at any time. If Mr. Skelton is terminated without cause he will receive salary and benefits for up to 6 months after termination. During the fiscal year ended September 30, 2005, the Company reimbursed Mr. Skelton $24,000 for apartment rental expense. The rental expense reimbursement expired during October 2005.

LITIGATION

The Company may, from time to time, be involved in legal proceedings, claims and litigation arising in the ordinary course of business. It is possible the outcome of such legal proceedings, claims and litigation could have a material effect on the operating results or cash flows when resolved in a future period. These matters are not expected to have a material adverse effect upon the Company’s financial statements.

NOTE 8 - INCOME TAXES

The Company’s net deferred tax assets (using a federal corporate income rate of 34%) consist of the following at September 30, 2006 and 2005:

	2006	2005
Benefit of operating loss carryforward	$7,400,000	$6,500,000
Valuation allowance	(7,400,000)	(6,500,000)
Net deferred tax asset	$-	$-

The effective tax rate on loss before income taxes differed from the federal statutory tax rate. The following summary reconciles income taxes at the federal statutory tax rate with the actual taxes and the effective tax rate:

	September 30,
	2006	2005
Federal statutory tax rate	(34%)	(34%)
State tax, net of federal benefit	(5%)	(5%)
Permanent differences	(1%)	(1%)
	40%	40%

Change in valuation allowance	40%	40%
Effective tax rate	-%	-%

At September 30, 2006, the Company has available net operating loss carry-forwards of approximately $19,000,000 for federal income tax purposes which expire in varying amounts through 2026. The Company’s ability to utilize NOL carry-forwards may be limited in the event that a change in ownership, as defined in the Internal Revenue Code, has or does occur in the future.

Deferred tax assets, before valuation allowance, as of September 30, 2006 were approximately $7,400,000 and primarily arise from the Company’s net operating loss carry forwards. A valuation allowance of approximately $7,400,000 was provided because management believes that the deferred tax assets are more likely than not to be unrealized.

CAMINOSOFT CORP
Unaudited Condensed Consolidated Financial Statements
Three Months Ended December 31, 2006 and 2005

CAMINOSOFT CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	September 30,
	2006	2006
ASSETS	(Unaudited)

Current Assets:
Cash and cash equivalents	$171,625	$441,595

Accounts receivable, net of allowance of $20,000 and $20,000	377,477	248,672

Total Current Assets	549,102	690,267

Property and Equipment, net of accumulated depreciation of	13,768	18,304
$76,144 and $71,608

Software, net of accumulated amortization of	100,554	112,164
$726,836 and $715,226

Deposits	9,582	9,582

Total Assets	$673,006	$830,317

LIABILITIES AND SHAREHOLDERS' DEFICIENCY

Current Liabilities:
Accounts payable	$161,851	$183,144
Accrued liabilities	53,658	49,430
Deferred revenues	719,453	721,908
Notes payable, current portion, net of discount
of $116,858 and $144,540	1,633,142	1,605,460

Total Current Liabilities	2,568,104	2,559,942

Notes payable, net of discount
of $5,893 and $23,574	744,107	726,426
Deferred revenues, net of current portion	375,000	412,500

Total Liabilities	3,687,211	3,698,868

Shareholders' Deficiency
Common stock, no par value; authorized 100,000,000 shares;
issued and outstanding 14,258,756 and 14,258,756 shares	18,720,566	18,669,092

Accumulated Deficit	(21,734,771)	(21,537,643)

Total Shareholders' Deficiency	(3,014,205)	(2,868,551)

Total Liabilities and Shareholders' Deficiency	$673,006	$830,317

See accompanying notes to Condensed Consolidated Financial Statements

CAMINOSOFT CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	December 31,
	2006	2005

SALES	$493,472	$470,213

COST OF SALES	19,843	29,553

GROSS PROFIT	473,629	440,660

OPERATING EXPENSES
Sales and administrative	483,416	440,254
Depreciation	4,536	5,592
Research and Development	100,720	113,749

Total Operating Expenses	588,672	559,595

Loss From Operations	(115,043)	(118,935)

OTHER INCOME (EXPENSE)
Interest expense	(82,089)	(102,606)
Interest income	4	4

Total Other Income (Expense)	(82,085)	(102,602)

Net Loss	($197,128)	($221,537)

Weighted average number of common shares outstanding:
(basic and diluted):	14,258,756	13,551,082

Net loss per common share:
(basic and diluted)	($0.01)	($0.02)

See accompanying notes to Condensed Consolidated Financial Statements

CAMINOSOFT CORP
CONDENSED CONSOLIDATED STATEMENT OF SHAREHOLDERS' DEFICIENCY
(UNAUDITED)

	Common Stock		Accumulated
	Shares	Amount	Deficit	Total

Balance at October 1, 2006	14,258,756	$18,669,092	($21,537,643)	($2,868,551)

Fair value of options issued to employees and consultants	-	51,474	-	51,474

Net loss for the three months ended December 31, 2006	-	-	(197,128)	(197,128)

Balance at December 31, 2006	14,258,756	$18,720,566	($21,734,771)	($3,014,205)

See accompanying notes to Condensed Consolidated Financial Statements

CAMINOSOFT CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended
	December 31,
	2006	2005

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	($197,128)	($221,537)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Deferred compensation	-	4,069
Depreciation and amortization	16,146	35,145
Fair value of common stock options issued to employees
and consultants	51,474	-
Amortization of debt discount	45,363	62,907
Changes in operating assets and liabilities:
Accounts receivable	(128,805)	500,500
Accounts payable and accrued liabilities	(17,065)	(130,551)
Deferred revenue	(39,955)	(105,246)
Net cash (used in) provided by operating activities	(269,970)	145,287

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of fixed assets	-	(3,087)

Net cash used in investing activities	-	(3,087)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(269,970)	142,200

CASH AND CASH EQUIVALENTS, beginning of period	441,595	220,186

CASH AND CASH EQUIVALENTS, end of period	$171,625	$362,386

Cash paid for:
Interest	$36,726	$39,699
Income taxes	$0	$0

Supplemental non-cash financing and investing activities
During the period ended December 31, 2005, the Company issued warrants valued at $166,093 for deferred financing costs
During the period ended December 31, 2005, the Company issued options to non-employees valued at $97,662 for deferred compensation

See accompanying notes to Condensed Consolidated Financial Statements

CAMINOSOFT CORP
Notes to Condensed Consolidated Financial Statements
Three Months Ended December 31, 2006
(Unaudited)

Note 1: Basis of Presentation

The accompanying condensed consolidated financial statements of CaminoSoft Corp (the “Company”) have been prepared without audit pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in the financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations. The Company believes that the disclosures made are adequate to make the information presented not misleading. These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and related footnotes included in the Company’s latest Annual Report on Form 10-KSB. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the consolidated financial position of the Company as of December 31, 2006, and the statements of its operations for the three month periods ended December 31, 2006 and 2005 and statements of cash flows for the three month periods ended December 31, 2006 and 2005 have been included. The results of operations for interim periods are not necessarily indicative of the results which may be realized for the full year.

The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. Intercompany balances and transactions have been eliminated in consolidation.

Organization

The Company was organized in 1983 as Interscience Computer Services, Inc. to be a third-party provider of maintenance services for computer hardware and related peripheral equipment. On September 17, 1999, the Company acquired the assets (the “Camino Assets”) of Camino Software Systems, Inc., a data storage company. The Camino Assets consisted of the name, Camino Software Systems, Inc., the Highway Server hierarchical data storage management (“HSM”) software, certain business contracts and intangible personal property. On April 17, 2000, the Company changed its name to CaminoSoft Corp. to reflect the change to a software sales and development firm.

Going Concern

The accompanying condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplates continuation of the Company as a going concern. The Company had a net loss of $1,712,253 and utilized cash of $375,504 in operating activities during the year ended September 30, 2006, and had a working capital deficiency of $1,869,675 and shareholders’ deficiency of $2,868,551 at September 30, 2006. During the three months ended December 31, 2006, the Company had a net loss of $197,128 and utilized cash of $269,970 in operating activities, and had a working capital deficit of $2,019,002 and a shareholders’ deficiency of $3,014,205 as of December 31, 2006. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might result from this uncertainty.

The Company’s working capital requirements in the foreseeable future will depend on a variety of factors including its ability to implement its sales and marketing plan. The Company plans to continue to focus on the integration of its products and solutions with O.E.M. partner products for sales and distribution. This includes selling products through the distribution channels of the partners. The Company has new arrangements, which it believes will generate higher levels of revenue in fiscal 2007. Management has developed additional contingency plans to ensure expenses can be reduced and brought in line with revenues achieved during 2007, allowing the Company to extend the operating capital. The Company currently expects that new financing will provide sufficient cash to fund its projected operations for the immediately foreseeable future and believes additional financing will be available if and when needed. If the Company is unable to achieve projected operating results and/or obtain such additional financing if and when needed, management will be required to curtail growth plans and scale back development activities. No assurances can be given that the Company will achieve increased revenues. Further, no assurances can be given that the Company’s current financing will be sufficient to support the Company’s planned level of operations. If adequate funds are not available or are not available at acceptable terms, the Company’s ability to finance its expansion, develop or enhance services or products or respond to competitive pressures would be significantly limited.

Note 2: Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Concentrations

As of December 31, 2006, 61% of accounts receivable were due from four customers. Two major distributors represent 37% of sales during the current quarter.

The Company’s cash balances on deposit with banks are guaranteed by the Federal Deposit Insurance Corporation up to $100,000. The Company may be exposed to risk for the amounts of funds held in one bank in excess of the insurance limit. In assessing the risk, the Company’s policy is to maintain cash balances with high quality financial institutions. The Company had cash balances in excess of the $100,000 guarantee as of and during the three months ended December 31, 2006.

Earnings (loss) per Common Share

The Company computes earnings (loss) per common share under Statement of Financial Accounting Standards No. 128, “Earnings per Share” (SFAS No. 128), which requires presentation of Basic and Diluted earnings (loss) per share. Basic earnings (loss) per share is computed by dividing income (loss) available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities that could share in the earnings of an entity, such as stock options, warrants or convertible debentures, unless antidilutive.

At December 31, 2006, options, warrants and convertible debentures to purchase 12,995,189 shares, were outstanding, but were not included in the computation of diluted loss per common share as the effect would be antidilutive.

Stock Options and Warrants

Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”), established a fair value method of accounting for stock-based compensation plans and for transactions in which an entity acquires goods or services from non-employees in exchange for equity instruments. SFAS No. 123 was amended by Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation - Transition and Disclosure”, which required companies to disclose in interim financial statements the pro forma effect on net income (loss) and net income (loss) per common share of the estimated fair market value of stock options or warrants issued to employees. Through December 31, 2005, the Company accounted for stock-based compensation utilizing the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”), with pro forma disclosures of net income (loss) as if the fair value method had been applied. Accordingly, compensation cost for stock options was measured as the excess, if any, of the fair market price of the Company’s stock at the date of grant over the amount an employee must pay to acquire the stock.

As the exercise price of stock options and warrants issued to employees was not less than the fair market value of the Company’s common stock on the date of grant, and in accordance with the accounting for such options utilizing the intrinsic value method, there was no related compensation expense recorded in the Company’s consolidated financial statements for periods prior to December 31, 2005. The fair value of stock options and warrants issued to officers, directors and employees at not less than fair market value of the Company’s common stock on the date of grant was estimated using the Black-Scholes option-pricing model, and the effect on the Company’s results of operations was shown in a footnote as if such stock options and warrants had been accounted for pursuant to SFAS No. 123.

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123 (revised 2004), “Share Based Payment” (“SFAS No. 123R”), a revision to SFAS No. 123, “Accounting for Stock-Based Compensation”. SFAS No. 123R, superseded APB No. 25 and amended SFAS No. 95, “Statement of Cash Flows”. Effective January 1, 2006, SFAS No. 123R required that the Company measure the cost of employee services received in exchange for equity awards based on the grant date fair value of the awards, with the cost to be recognized as compensation expense in the Company’s financial statements over the vesting period of the awards.

Accordingly, the Company recognized compensation cost for equity-based compensation for all new or modified grants issued after December 31, 2005. In addition, commencing January 1, 2006, the Company recognized the unvested portion of the grant date fair value of awards issued prior to adoption of SFAS No. 123R based on the fair values previously calculated for disclosure purposes over the remaining vesting period of the outstanding stock options and warrants.

The Company adopted SFAS No. 123R effective January 1, 2006, and is using the modified prospective method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS No. 123R for all share-based payments granted after the effective date and (b) based on the requirements of SFAS No. 123R for all awards granted to employees prior to the effective date of SFAS No. 123R that remain unvested on the effective date.

Prior to the adoption of FAS 123R, all stock options and warrants issued to employees and others had an exercise price not less than the fair market value of the Company’s common stock on the date of the grant, and in accordance with accounting for such options utilizing the intrinsic value method there was no related compensation expense recorded in the Company’s financial statements. Had compensation cost for the stock-based compensation been determined based on the fair value of the grant dates consistent with the method of SFAS 123, the Company’s net loss and loss per share for the three months ended December 31, 2005 would have been increased to the pro forma amount presented.

Three Months Ended
December 31, 2005
Net loss, as reported	$(221,537)
Add: Stock-based employee
Compensation expense included
in reported net loss	—

Deduct: Total stock-based employee
Compensation expense determined
Under fair value based method for all awards	(8,859)

Net loss, pro forma	$(230,396)

Basic and diluted net loss per Common share, as reported	$(.02)

Pro forma	$(.02)

The fair value of option grants is estimated on the date of grant utilizing the Black-Scholes option-pricing model with the following weighted average assumptions for grants in 2006, expected life of options were between 3 years and 5 years, expected volatility ranged from 81.5% to 102.5%, risk-free interest rate of 4.32% to 4.88% and a 0% dividend yield.

Recent Accounting Pronouncements

In June 2006, the Financial Accounting Standards Board (“FASB”) issued FIN 48, "Accounting for Uncertainty in Income Taxes--an interpretation of FASB Statement No. 109," which seeks to reduce the diversity in practice associated with the accounting and reporting for uncertainty in income tax positions. This Interpretation prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in an income tax return. FIN 48 presents a two-step process for evaluating a tax position. The first step is to determine whether it is more-likely-than-not that a tax position will be sustained upon examination, based on the technical merits of the position. The second step is to measure the benefit to be recorded from tax positions that meet the more-likely-than-not recognition threshold, by determining the largest amount of tax benefit that is greater than 50 percent likely of being realized upon ultimate settlement, and recognizing that amount in the financial statements. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company is currently in the process of evaluating the effect, if any, the adoption of FIN 48 will have on its results of operations, financial position, or cash flows.

In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements," which provides enhanced guidance for using fair value to measure assets and liabilities. SFAS No. 157 provides a common definition of fair value and establishes a framework to make the measurement of fair value in generally accepted accounting principles more consistent and comparable. SFAS No. 157 also requires expanded disclosures to provide information about the extent to which fair value is used to measure assets and liabilities, the methods and assumptions used to measure fair value, and the effect of fair value measures on earnings. SFAS No. 157 is effective for financial statements issued in fiscal years beginning after November 15, 2007 and to interim periods within those fiscal years. The Company is currently in the process of evaluating the effect, if any, the adoption of SFAS No. 157 will have on its results of operations, financial position, or cash flows.

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") No. 108, "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements." SAB No. 108 was issued in order to eliminate the diversity in practice surrounding how public companies quantify financial statement misstatements. SAB No. 108 requires that registrants quantify errors using both a balance sheet (iron curtain) approach and an income statement (rollover) approach then evaluate whether either approach results in a misstated amount that, when all relevant quantitative and qualitative factors are considered, is material. SAB No. 108 is effective for fiscal years ending after November 15, 2006. The Company has adopted the bulletin during 2006. The adoption did not have a material effect on results of operations, financial position, or cash flows.

Note 3: Notes Payable

In December 2002, the Company issued a 6% convertible debenture for $1,000,000. Interest at the rate of 6% per annum will be paid in monthly installments for three years based on the unpaid principal balance. The full $1,000,000 was borrowed during the year ended September 30, 2003 and was outstanding as of December 31, 2006. The debenture matured on November 27, 2005, at which time the unpaid principal amount and all accrued and unpaid interest would have become due and payable in full. The debenture is convertible, at the option of the holder, into shares of the Company’s common stock, with a conversion price of $0.62 per share. As part of the funding during the fiscal year ended September 30, 2003, the Company issued five-year warrants to the lender to purchase 500,000 shares of the Company’s common stock. The warrants were valued at $176,224 and recorded as debt discount, and was amortized over the initial life of the loan.

In July 2003, the Company issued another 6% convertible debenture for up to $750,000. Interest at the rate of 6% per annum is payable in monthly installments for 26 months based on the unpaid principal balance. The debenture matured on November 27, 2005, at which time the unpaid principal amount and all accrued and unpaid interest would have become due and payable in full. The debenture is convertible, at the option of the holder, into shares of the Company’s common stock, with a conversion price of $0.41 per share. At December 31, 2006, the Company had borrowed $750,000, the entire amount available.

Pursuant to a Renewal and Modification agreement dated October 28, 2005, the Company negotiated an extension of the two convertible debentures referenced above with a total principal balance of $1,750,000. The lender agreed to extend the maturity date of the two 6% Convertible Debentures dated November 27, 2002 in the aggregate principal amount of $1,750,000 to May 27, 2007. In consideration of such extension, the Company granted the lender a five-year warrant to purchase 175,000 shares of the Company’s Common Stock at an exercise price of $1.14 per share (subject to adjustment). The estimated value of the warrant of $166,093 was recorded on the Company’s financial statements as debt discount and is being amortized over the term of the extension. During the three months ended December 31, 2006, $27,684 of discount was amortized and included in the statement of operations.

During July 2004, the Company received $750,000 from a two year secured loan from Renaissance Capital Group managed funds. Interest is paid at 7% in monthly installments based on the outstanding principal balance. As part of the funding, the Company issued five year warrants to purchase an aggregate of 1,415,094 shares of Common Stock at an exercise price of $0.53 per share. The estimated value of the warrant of $311,953 was recorded on the Company’s financial statements as debt discount and is being amortized over the life of the loan. During the three months ended December 31, 2006, $7,090 of discount was amortized and included in the statement of operations.

During February 2006, the Company issued to the Renaissance Capital Group managed funds an aggregate of 150,000 warrants to purchase the Company’s common stock at $0.86 per share in consideration of an agreement to extend the $750,000 loan payable maturity date for an additional 18 months. The new maturity date for the notes is January 19, 2008. The Company will continue to pay 7% interest on a monthly basis based on the current outstanding principal balance of $750,000. The estimated value of the warrants of $77,663 was recorded on the Company’s financial statements as debt discount and is being amortized over the term of the extension. During the three months ended December 31, 2006, $10,590 of discount was amortized and included in the statement of operations.

Note 4: Stock Options and Warrants

The Company has 6,000,000 shares approved for issuance as part of the employee stock option plan of which approximately 1,096,000 shares remain available for option grant under the plan. Upon exercise and payment of a vested option the Company would issue the shares for exercise of the option. Each option grant has an individual letter agreement outlining terms of the plan, option and exercise instructions and option termination conditions. The plan was approved by shareholders and is governed by the board of directors and compensation committee of the Company.

During the three months ended December 31, 2006, no options were issued to employees or non-employees. The aggregate value of the options vesting from October 1, 2006 to December 31, 2006 was $51,474 and has been reflected as compensation cost as part of sales and administrative expenses in the accompanying December 31, 2006 financial statements. As of December 31, 2006, the aggregate value of the unvested options was $511,992, which will be amortized as compensation cost as the options vest.

A summary of changes in outstanding stock options during the three months are presented below.

	Number of Shares	Weighted Average Exercise Price
Options outstanding
At September 30, 2006	4,903,500	$1.10

Options granted	—	—
Options expired	—	—

Options outstanding
At December 31, 2006	4,903,500	$1.10

Options exercisable
At December 31, 2006	3,580,750	$1.21

The following table summarizes information about employee’s stock options outstanding at December 31, 2006.

	Outstanding Weighted Average			Exercisable Weighted Average
Exercise Price	Options	Life (Months)	Exercise Price	Options	Exercise Price
$0.41	438,000	36	$0.41	389,000	$0.41
0.44	388,000	36	0.44	371,000	0.44
0.52	85,000	36	0.52	85,000	0.52
0.55	302,000	36	0.55	301,000	0.55
0.56	146,000	36	0.56	146,000	0.56
0.61	305,000	36	0.61	305,000	0.61
0.62	70,000	40	0.62	—	0.62
0.63	1,400,000	36	0.63	700,000	0.63
0.87	2,000	48	0.87	—	0.87
0.90	70,000	36	0.90	52,500	0.90
0.95	259,000	36	0.95	259,000	0.95
1.01	205,000	48	1.01	20,000	1.01
1.14	375,000	36	1.14	93,750	1.14
1.25	25,000	36	1.25	25,000	1.25
1.30	15,000	36	1.30	15,000	1.30
1.55	300,000	36	1.55	300,000	1.55
3.38	2,000	36	3.38	2,000	3.38
3.56	52,000	36	3.56	52,000	3.56
3.87	314,500	36	3.87	314,500	3.87
5.00	150,000	36	5.00	150,000	5.00

$0.41-$5.00	4,903,500		$1.10	3,580,750	$1.21

A summary of changes in outstanding warrants during the three months are presented below:

	Number of Shares	Weighted Average Exercise Price
Warrants outstanding
at September 30, 2006	5,003,337	$0.82

Warrants granted	—	—
Warrants expired	—	—

Warrants outstanding
at December 31, 2006	5,003,337	$0.82

Warrants exercisable
at December 31, 2006	5,003,337	$0.82

The following table summarizes information about warrants outstanding at December 31, 2006.

	Outstanding Weighted Average			Exercisable Weighted Average
Exercise Price	Warrants	Life (Months)	Exercise Price	Warrants	Exercise Price
$0.51	20,000	6	$0.51	20,000	$0.51
0.53	1,415,094	31	0.53	1,415,094	0.53
0.74	1,621,623	24	0.74	1,621,623	0.74
0.86	150,000	50	0.86	150,000	0.86
1.11	1,621,620	24	1.11	1,621,620	1.11
1.14	175,000	46	1.14	175,000	1.14

$0.51-$1.14	5,003,337		$0.82	5,003,337	$0.82

Note 5: Subsequent Events

On February 7, 2007, the Company received an aggregate of $200,000 from two three month secured convertible notes from two of RENN Capital Groups managed funds. Interest of 8% will be paid in monthly installments during the term of the notes. The notes mature on May 7, 2007, at which time all principal and accrued and unpaid interest will be due and payable in full. The notes are convertible at the option of the holder, into shares of the Company’s common stock, with an initial conversion price of $0.30 per share. The funds are being used to support the operations of the Company.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

Our Articles of Incorporation limit the liability of our directors. As permitted by California law, our directors will not be liable to us for monetary damages arising from a breach of their fiduciary duty as directors in certain circumstances. This limitation does not affect liability for any breach of a director's duty to us or our shareholders (i) with respect to approval by the director of any transaction from which he or she derives an improper personal benefit, (ii) with respect to acts or omissions involving an absence of good faith, that the director believes to be contrary to the best interests of our company or our shareholders, that involve intentional misconduct or a knowing and culpable violation of law, that constitute an unexcused pattern or inattention that amounts to an abdication of his or her duty to our company or our shareholders, or that show a reckless disregard for duty to our company or our shareholders in circumstances in which he or she was, or should have been aware, in the ordinary course of performing his or her duties, of a risk of serious injury to our company or our shareholders, or (iii) based on transactions between our company and our directors or another corporation with interrelated directors or based on improper distributions, loans or guarantees under applicable sections of California Law. This limitation of directors' liability also does not affect the availability of equitable remedies, such as injunctive relief or rescission.

We have been advised that it is the position of the Commission that insofar as the provision in our Articles of Incorporation, as amended, may be invoked for the limitation of liabilities arising under the Securities Act, the provision is against public policy and is therefore unenforceable.

Item 25. Other Expenses of Issuance and Distribution.

SEC registration fee	$36.28
Printing and engraving expenses	5,000
Legal and accounting fees and expenses	30,000
Total	$35,036.28

All amounts in the above table are estimated except the SEC registration fee. None of the expenses will be paid by selling shareholders.

Item 26. Recent Sales of Unregistered Securities.

During the fiscal year ended September 30, 2003, the Company issued 6,200 shares of common stock with a value of $5,952 for consulting services rendered during the year, this amount was recorded as an expense on the Company financial statements.

During the year ended September 30, 2003, the Company issued four year warrants to purchase 80,000 shares for $0.51 per share with a value of $14,126 for services rendered, this amount was recorded as an expense on the Company financial statements.

During the year ended September 30, 2003, the Company issued 1,238,000 options to purchase the Company’s common stock at prices ranging from $0.44 to $1.30 per share to employees, consultants and directors under the year 2000 employee stock option plan.

During December 2002, the Company issued a 6% convertible debenture for up to $1,000,000. Interest of 6% per annum will be paid in monthly installments for three years based on the unpaid principal balance. The debenture matures on November 27, 2005, at which time the unpaid principal amount and all accrued and unpaid interest will become due and payable in full. The debenture is convertible into shares of the Company’s common stock, with the initial conversion price of $1.00 per share. However if the five day average closing price for the Company’s common stock immediately prior to a disbursement is below the $1.00 initial conversion price, the average closing price for such period shall become the conversion price.

During July 2003, the Company issued a 6% convertible debenture for $750,000. Interest at the rate of 6% per annum is payable in monthly installments for 26 months based on the unpaid principal balance. The debenture matures on November 27, 2005, at which time the unpaid principal amount and all accrued and unpaid interest will become due and payable in full. The debenture is convertible, at the option of the holder, into shares of the Company’s common stock, with an initial conversion price of $0.50 per share. However, if the five day average closing price for the Common Stock immediately prior to each Disbursement is below the $0.50 initial conversion price, the average closing price for such period shall become the conversion price.

As of December 2003, the Company issued in a private placement 3,243,243 shares of common stock and 5 year warrants to purchase 3,243,243 shares with 50% of the warrants at an exercise price of $0.74 and 50% at an exercise price of $1.11 for $1,200,000. The funds will be used to support business expansion and operations.

During July 2004, the Company issued 5 year warrants to purchase 1,415,094 shares of common stock at $0.53 per share. The warrants were issued in conjunction with a $750,000 two year loan. The loan matures on July 19, 2006 at which time the unpaid principal and all accrued and unpaid interest will become due and payable. The note calls for monthly interest payments of 7% of the outstanding principal balance beginning September 1, 2004.

During the year ended September 30, 2004, the Company issued 2,476,000 options to purchase the Company’s common stock at prices ranging from $0.41 to $0.63 per share to employees, consultants and directors under the year 2000 employee stock option plan.

During September 2004, the Company issued 340,136 shares of stock as commitment shares as part of an equity financing. The commitment shares are part of a common stock purchase agreement which will allow the Company to draw up to $6,000,000 through daily sales of its Common Stock. The Company has agreed to register 3,680,272 shares which include the commitment shares to sell during a 30 month period.

During October 2005, the Company negotiated an extension of the two parts of the convertible debenture with a total principal balance of $1,750,000. Pursuant to a Renewal and Modification agreement dated October 28, 2005, the lender agreed to extend the maturity date of the two 6% Convertible Debentures dated November 27, 2002 in the aggregate principal amount of $1,750,000 to May 27, 2007. In consideration of such extension, the Company agreed to grant to the lender a five-year warrant to purchase 175,000 shares of Company Common Stock at an exercise price of $1.14 per share (subject to adjustment). The estimated value of the warrant ($166,093) was booked on the Company financial statements as debt discount and is being amortized over the term of the extension.

During February 2006, the Company issued to the Renaissance Capital Group managed funds an aggregate of 150,000 warrants to purchase the Company’s common stock at $0.86 per share in consideration of an agreement to extend the $750,000 loan payable maturity date for an additional 18 months. The new maturity date for the notes will be January 19, 2008. The Company will continue to pay 7% interest on a monthly basis based on the current outstanding principal balance of $750,000. The estimated value of the warrants of $77,663 was recorded on the Company’s financial statements as debt discount and will be amortized over the term of the extension.

All of the foregoing securities were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof and Regulation D promulgated thereunder. No commissions were paid.

Item 27. Exhibits.

Exhibit No.	Exhibit Description

3.1	Amended and Restated Articles of Incorporation**
3.2	Bylaws**
3.3	Warrant to BFS US Special Opportunities Trust PLC***
3.4	Warrant to Renaissance Capital Growth & Income Fund III***
3.5	Warrant to Renaissance US Growth Investment Trust PLC***
4.1	Licensing Agreement with Legato Systems, Inc., dated December 13, 2002**
4.2	Common Stock Purchase Agreement with Fusion Capital Fund II, LLC, dated as of January 31, 2006, incorporated herein by reference to the Form 8-K/A, File No. 033-64534-LA, filed February 7, 2006
4.3	Registration Rights Agreement with Fusion Capital Fund II, LLC, dated as of January 31, 2006, incorporated herein by reference to the Form 8-K/A, File No. 033-64534-LA, filed February 7, 2006
4.4	7% Secured Subordinated Promissory Note, dated July 19, 2004**
4.5	Common Stock Purchase Warrant, dated July 19, 2004**
4.6	Registration Rights Agreement, dated July 19, 2004**
4.7	Convertible Loan Agreement, dated November 27, 2002**
4.8	6% Convertible Debenture, dated November 27, 2002**
4.9	Securities Purchase Agreement, dated December 18, 2003**
4.10	Stock Purchase Warrant, dated December 18, 2003**
4.11	Stock Purchase Warrant, dated December 18, 2003**
4.12 4.13	Convertible Promissory Note, Dated February 7, 2007***** Convertible Promissory Note, Dated February 7, 2007*****
5.1	Opinion of Troy & Gould****
10.1	Employment Agreement of Michael Skelton**
10.2	Employment Agreement of Stephen Crosson**
10.3	Renewal and Modification Agreement effective as of February 21, 2006***
10.4	Stock Purchase Agreement effective as of February 21, 2006***
10.5	Registration Rights Agreement effective as of February 21, 2006***
10.6	Amended Registration Rights Agreement effective as of August 4, 2006****
23.1	Consent of Troy & Gould contained in Opinion filed as Exhibit 5.1****
23.3	Consent of Weinberg & Company P.A.
24.1	Power of Attorney contained on signature page hereto****

*Incorporated by reference to the Registration Statement on Form SB-2, File No. 333-122632, filed February 8, 2006

** Incorporated by reference to the Form 10-KSB, File No. 033-04534-LA, filed January 13, 2006

*** Incorporated by reference to the Form 8-K filed on February 28, 2006

**** Previously Filed

***** Incorporated by reference to the Form 8-K filed on February 11, 2007

Item 28. Undertakings.

The undersigned registrant hereby undertakes to:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act:

(ii)
Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b)(ss.230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(2)
For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)
For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communication, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 (ss.230.424 of this chapter)

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv)	Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Amendment No. 3 to Form SB-2 and have authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westlake Village, State of California on February 27, 2007.

CAMINOSOFT CORP.

By:	/s/ Michael Skelton
Name: Michael Skelton
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael Skelton	Chief Executive Officer and Director	February 27, 2007
Michael Skelton

/s/ Stephen Crosson	Chief Financial Officer (Principal	February 27, 2007
Stephen Crosson	Financial and Accounting Officer) and Chief Operating Officer and Director

*	Director	February 27, 2007
Robert Pearson

*	Chairman of the Board of Directors	February 27, 2007
Robert Degan

*	Director	February 27, 2007
Russell Cleveland

*	Director	February 27, 2007
Lee Pryor

* By: /s/ Stephen Crosson
Stephen Crosson
Title: Attorney-in-fact